As filed with the Securities and Exchange Commission on February 20, 2004
Registration Statement No. 333-111085

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3/A

(Amendment No. 2)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Capital Environmental Resource Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	4953	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1005 Skyview Drive

Burlington, Ontario, Canada L7P 5B1
(905) 319-1237
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

CT Corporation System

1633 Broadway
New York, New York 10009
(212) 246-5072
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ivan R. Cairns Capital Environmental Resource Inc. 1005 Skyview Drive Burlington, Ontario, Canada L7P 5B1 (905) 319-1237	Marc Rossell Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 (212) 848-4000

    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Per Share(2)	Price(2)	Fee(3)

Common Shares, no par value	56,486,746	$5.79	$327,058,259	$26,459.01

(1)	Consists of (i) 49,826,230 outstanding common shares and (ii) 6,660,516 common shares issuable upon the exercise of outstanding warrants. In accordance with Rule 416 under the Securities Act of 1933, the common shares offered hereby shall also be deemed to cover an indeterminate number of shares of common shares as may from time to time become issuable by reason of share splits, share dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices reported for the registrant’s common shares by the Nasdaq SmallCap Market on December 9, 2003.

(3)	The registrant previously paid the registration fee at the time of the filing of its initial registration statement on December 11, 2003.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling shareholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 20, 2004

56,486,746 Common Shares

     The selling shareholders listed on pages 21 through 43 below may, from time to time, offer and sell up to 56,486,746 common shares under this prospectus. These consist of (i) 49,826,230 outstanding common shares that were acquired by the selling shareholders from us in private placement transactions from September 2001 through September 2003, of which 28,146,333 of such common shares were issued on the automatic conversion of the existing Series 1 Preferred Shares by shareholder approval on December 16, 2003, and (ii) 6,660,516 common shares issuable upon the exercise of outstanding warrants granted (a) to certain subscribers of Series 1 Preferred Shares from March 2003 to September 2003, (b) to our chief executive officer in connection with the commencement of his employment and (c) to certain other persons. Our registration of the common shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus. The selling shareholders will receive all of the proceeds from the sale of the shares offered in this prospectus. We will not receive any part of the proceeds from this offering.

     The selling shareholders may sell their common shares directly or through one or more broker-dealers on the Nasdaq SmallCap Market or on any national securities exchange or automated quotation system on which our common shares may then be listed or traded, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market price or at negotiated prices. Please see “Plan of Distribution” beginning on page 44 for more information.

     We will pay all expenses to register the common shares, except that the selling shareholders will pay any underwriting commissions and expenses, brokerage fees, transfer taxes and the fees and expenses of their attorneys and other experts.

     Our common shares are quoted on the Nasdaq SmallCap Market and trade under the symbol “CERI.” On February 18, 2004, the last reported sale price of our common shares was $5.90 per share.

      Investing in our common shares involves risks. See “Risk Factors” beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February      , 2004

THE COMPANY
RECENT DEVELOPMENTS
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
MARKET PRICE HISTORY OF COMMON SHARES
DIVIDEND POLICY
DESCRIPTION OF SHARE CAPITAL
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
EXPENSES OF THE ISSUE
LEGAL MATTERS
EXPERTS
INDEPENDENT AUDITORS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF INFORMATION BY REFERENCE
SIGNATURES
EXHIBIT INDEX
CONSENT OF PRICEWATERHOUSECOOPERS, TORONTO
CONSENT OF PRICEWATERHOUSECOOPERS, PHOENIX
CONSENT OF SHEPARD SCHWARTZ & HARRIS LLP

      All financial information presented in this prospectus is in U.S. dollars, unless otherwise indicated. All references to “$” or “dollars” means U.S. dollars and all references to “C$” means Canadian dollars. Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Capital Environmental,” “we,” “us,” “our” and “the Company” or similar terms are to Capital Environmental Resource Inc. and its predecessors, unless the context clearly indicates otherwise.

      This prospectus contains registered service marks, trademarks and trade names of Capital Environmental Resource Inc., including the Capital Environmental Resource Inc. name and logo.

      You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of any securities covered by this prospectus.

THE COMPANY

      We are a regional, integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customers. We were formed on the amalgamation of our predecessor, Capital Environmental Resource Inc. with a number of its wholly owned subsidiaries, pursuant to the Business Corporations Act (Ontario) effective on January 1, 2003. Our predecessor was incorporated under the Business Corporations Act (Ontario) in May 1997 and began operations in June 1997 when it acquired selected Canadian solid waste assets and operations from Canadian Waste Services Inc. and its parent, USA Waste Services, Inc. (now known as Waste Management, Inc.).

      From June 1997 through June 2003, we acquired 42 solid waste services businesses in Canada, including 47 collection operations, 13 transfer stations, two landfills, seven recycling processing facilities and a contract to operate two landfills and one transfer station. Between May 1997 and May 2000, we acquired nine solid waste service businesses in the United States, all of which were sold in the first and second quarters of 2001. We sold our collection operations in the northeastern United States and exited the U.S. market because those U.S. operations were exclusively collection operations with no related disposal opportunity in those markets. Accordingly, those U.S. operations did not provide any vertical integration opportunities and did not fit within our corporate strategy.

      In 2003, we identified that there were significant opportunities for disposal-based growth in certain geographic markets in the United States, which we wish to pursue. Accordingly, we re-entered the United States market with the acquisition of a landfill in Osceola County, Florida in May 2003, through our U.S. subsidiary, Waste Services, Inc. (“WSI”). In July 2003, we also completed two acquisitions in the State of Arizona which included: (i) an option to acquire an 800 acre landfill site which has been rezoned for a municipal solid waste landfill with potential capacity of 100 million tons (the option was exercised and the landfill purchased in September 2003); (ii) a transfer station fully zoned and permitted, allowing for the construction of a facility that can process up to 4,000 tons of waste per day; and (iii) a waste collection business. Since then, we have purchased additional collection businesses in Phoenix, Arizona. We have also recently acquired certain assets located in Florida from Allied Waste Industries, Inc. and entered into an agreement to acquire all of the issued and outstanding shares of Florida Recycling Services, Inc.

      Our corporate offices are located at 1005 Skyview Drive, Suite 221, Burlington, Ontario, Canada,
L7P 5B1 and our telephone number is (905) 319-1237.

RECENT DEVELOPMENTS

Restatement of 2002 Financial Statements

      On November 26, 2003, we announced that we would be restating our 2002 financial results due to a revision of the accounting treatment for certain Series 1 Preferred Shares relating to a February 2002 financing. In connection with the restatement, on November 28, 2003 we filed an amended Form 20-F/A for the year ended December 31, 2002.

      The purpose of the restatement was to reflect the accounting treatment of the beneficial conversion feature of 11,320,754 Series 1 Preferred Shares as a non-cash dividend of approximately $14.7 million to the purchasers of the Series 1 Preferred Shares. These Series 1 Preferred Shares were issued in February 2002 and were converted to common shares in March 2002. The effect of the restatement was to decrease net income available to common shareholders from approximately $2.1 million, as previously reported, to a net loss available to common shareholders of approximately $12.6 million, as restated, and to decrease basic income per share from $0.06, as previously reported, to a net loss per share of $0.39, as restated.

      The non-cash adjustments did not impact our previously reported cash flow, total assets or shareholders’ equity. Since our 2002 financial statements have been restated, investors are cautioned not to rely on our previously filed 2002 financial statements.

Recently Completed and Pending Acquisitions

      On November 14, 2003, we announced that we had entered into a definitive agreement to acquire from Allied Waste Industries, Inc. (“Allied”), the assets of Allied’s northern and central Florida operations for a purchase price of approximately $120 million plus working capital, as defined in the asset purchase agreement, which as of September 30, 2003 approximated $4.8 million. The northern and central Florida operations to be acquired include five collection companies, two landfills, four recycling facilities and three transfer station operating contracts. The primary markets currently serviced by the operations are in Tampa, Sarasota and Jacksonville, Florida. On December 31, 2003, we completed the first phase of the Allied acquisition which included the assets for which all required transfer consents and approvals had been obtained. The purchase price paid for the first phase of the acquisition was approximately $76.1 million. We expect to obtain the remaining consents and approvals necessary to complete the remainder of the Allied acquisition during the first quarter of 2004. The purchase price for the acquisition of the remainder of the Allied assets will be funded by our new senior secured credit facility, which is described further in this section.

      On November 24, 2003, we announced that we had entered into a definitive agreement to purchase all of the issued and outstanding shares of Florida Recycling Services, Inc. (“FRS”) for a purchase price of approximately $128.5 million in cash, subject to certain changes in working capital, and the issuance of 3,250,000 common shares. FRS’s operations are based in central Florida, primarily servicing the Orlando, Daytona, Fort Myers and Tampa markets. Completion of the acquisition, which is expected to occur before the end of the first half of 2004, is subject to certain customary conditions including but not limited to financing conditions. We expect to finance the cash portion of the purchase price for the FRS acquisition through the issuance of additional debt or equity securities. In February 2004, we made an additional payment of $0.5 million to the sellers of FRS to extend the closing until March 15, 2004, to allow us to arrange the required financing. If the financing is not in place by that time, we may, at our discretion, further extend the closing date to April 15, 2004 or May 15, 2004 by making payments to the sellers of FRS of $0.75 million and $1.0 million on those respective dates.

      Certain financial statements for the Allied business and FRS business to be acquired, together with the pro forma financial statements, have been filed on Form 6-K/A and as Exhibits thereto with the Securities and Exchange Commission on January 20, 2004, which is incorporated by reference in this prospectus. See “Incorporation of Information by Reference”.

      In December 2003, we purchased the assets of a collection business located in the Phoenix, Arizona metropolitan area, from Horizon Waste Systems of Arizona, Inc. (“Horizon”). The purchase price was comprised of a cash payment of $4.5 million and the issuance of 600,000 fully paid and non-assessable common shares.

New Senior Secured Credit Facility

      On December 31, 2003, we entered into a $220 million 364-day senior secured credit facility comprised of a $195 million term loan and a $25 million revolving credit facility. Initial borrowings under the 364-day facility were used to finance the acquisition of certain assets of Allied and to repay our prior senior credit facility in full. The 364-day facility bears interest at 9.0% per annum and has an initial term of 364 days with an extension option. If the option is exercised, the term of the 364-day facility would extend to July 2005 at a rate of 11.0% per annum.

Conversion of Series 1 Preferred Shares

      At our annual general meeting held on December 16, 2003, the shareholders approved the conversion of the outstanding 28,146,333 Series 1 Preferred Shares into the same number of common shares in accordance with terms of the Series 1 Preferred Shares, as well as the reservation for issuance of 5,454,266 common shares upon the proper exercise of the 5,454,266 warrants issued in conjunction with the Series 1 Preferred Shares.

RISK FACTORS

      Set out below are certain risk factors that could materially adversely affect our future business, operating results or financial condition. Investors should carefully consider these risk factors and the other information in this prospectus and our filings with the Securities and Exchange Commission, including our Annual Report on Form 20-F for the year ended December 31, 2002 filed with the Securities and Exchange Commission on July 15, 2003, as amended by Amendment No. 1 and Amendment No. 2 to Annual Report on Form 20-F/A filed on November 28, 2003 and February 20, 2004, respectively, each of which is incorporated in this prospectus by reference, and the other documents incorporated by reference in this prospectus, before making investment decisions involving our common shares. Additional risks not currently known to us or that we now consider immaterial may also impair our business and adversely affect an investment in our common shares.

Risks Related to the Offering

The amount of common shares being registered represents a significant overhang on the market for our common shares and may depress the market price of our common shares

      Following the effective date of this registration statement, a maximum of 56,486,746 additional common shares will be eligible for resale to the public. This amount of common shares represents a significant overhang on the market for our common shares. If a substantial number of shares in this overhang were sold in a short period of time, any market for our common shares could be dramatically depressed which will result in a reduction of the value of your investment.

Risks Related to Our Business

Our acquisition strategy may be unsuccessful if we are unable to identify and complete future acquisitions and integrate acquired assets or businesses and this subjects us to risks that may have a material adverse effect on our results of operations

      Part of our strategy to expand our business and increase our revenue and profitability is to pursue the acquisition of disposal-based and collection assets and businesses. We have identified a number of acquisition candidates, both in Canada and in the United States, which we believe are suitable. However, we may not be able to acquire these candidates at prices or on terms and conditions that are favorable to us. Our ability to execute our acquisition strategy also depends upon other factors, including the successful integration of acquired businesses and our ability to effectively compete in the new markets we enter.

      If we are unable to identify suitable acquisition candidates or successfully complete and integrate the acquisitions, we may not realize the expected benefits from our acquisition growth strategy including any expected benefits from the proposed vertical integration of acquired operations and disposal facilities. Our acquisitions also involve numerous risks, including:

•	difficulties in the assimilation and integration of the operations, technologies and personnel of the acquired company;

•	the potential disruption of our ongoing business;

•	potential loss of employees;

•	diversion of resources and of our management’s attention away from other business concerns;

•	expenses of any undisclosed or potential legal liabilities of the acquired company;

•	risks of entering markets in which we have no or limited prior experience;

•	the difficulty of managing the growth of a larger combined company; and

•	competition for acquisition candidates from other and better capitalized companies, which may increase the cost of acquisitions.

If we encounter any of these difficulties in completing and integrating acquired businesses, this could adversely affect our operating revenues.

      Many of these risks are particularly acute in the fiscal quarters immediately following the completion of an acquisition because that is when the operations of an acquired business are integrated into our operations. In addition, we may not accurately anticipate all of the changing demands that an acquisition may impose on our management, our operational and management information systems and our financial systems. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those that our existing operations achieve, or may otherwise not perform as we expected.

Our recent agreement to acquire FRS is subject to financing conditions and other customary closing conditions which, if they are not met as a result of our default, will result in us forfeiting the deposit paid under that agreement and not completing the FRS acquisition

      On November 21, 2003 we entered into a definitive agreement to purchase all of the issued and outstanding shares of FRS for a purchase price of approximately $128.5 million in cash, subject to certain changes in working capital, and the issuance of 3,250,000 common shares. Completion of the FRS acquisition is expected to occur in the first half of 2004. The acquisition is subject to customary closing conditions, including financing conditions.

      The amount required to finance the payment of the cash component of the purchase price for the FRS acquisition is approximately $128.5 million. We currently intend to raise the necessary funds for this payment through the issuance of additional debt or equity securities. If we are not able to obtain financing for the FRS acquisition on terms acceptable to us, or if any of the other closing conditions are not met for the acquisition as a result of our default, then we would forfeit the deposit we paid under the acquisition agreement. Under the agreement to acquire FRS, we paid a deposit of $3.0 million in cash and issued one million common shares to the sellers. This payment and share issuance will be forfeited if the FRS acquisition is not closed by February 15, 2004, subject to certain extension options. In February 2004, we extended the closing date for 30 days to March 15, 2004, by making an additional payment of $0.5 million to the sellers. At our discretion we may further extend the closing date to April 15, or May 15, which would require further payments of $0.75 million and $1.0 million, respectively. If we have not closed the FRS acquisition by May 15, 2004, we will forfeit all deposits paid to the seller.

Our recent and pending acquisitions of certain businesses of Allied and FRS make evaluating our operating results difficult given the significance of these acquisitions to our previous operations and our historical results may not give you an accurate indication of how we will perform in the future

      Our historical results of operations do not give effect to the acquisition of the assets of Allied’s northern and central Florida operations and the acquisition of all the issued and outstanding shares of FRS. Accordingly, the historical financial information that we have incorporated by reference in this prospectus does not necessarily reflect what our financial position, operating results and cash flows will be in the future as a result of these acquisitions. The pro forma financial information incorporated by reference in this prospectus is based in part on the separate pre-acquisition financial reports of Allied and FRS. Consequently, our historical results of operations and pro forma financial information may not give you an accurate indication of how we, together with the assets from Allied and FRS, will perform in the future.

We may be unable to attract sufficient capital to fund our acquisition strategy, which will limit our future growth

      We expect to finance future acquisitions through a combination of seller financing, cash from operations, borrowings under our financing facilities and/or issuing additional equity or debt securities. Seller financing depends upon the sellers’ willingness to accept our shares as part of the consideration for an acquisition and our willingness to issue our common shares, which will be impacted by the market value of our common shares. If seller financing is not available, we will have to attempt to use cash from operations, borrowings under our financing facilities and/or issuing additional equity or debt securities. Using cash from operations to finance acquisitions may reduce the funds we have available for other corporate purposes. Additional borrowings from our lenders will increase interest expense and may require us to commit to additional covenants, which further limit our financial and operational flexibility. Substantially all of our assets are already pledged to secure our 364-day facility, as described under the heading “Our indebtedness may make us more vulnerable to unfavorable economic conditions and competitive pressures, limit our ability to borrow additional funds, require us to dedicate or reserve a large portion of cash from operations to service debt, and limit our ability to take actions that would increase our revenue and execute our growth strategy”. This could restrict our ability to obtain additional debt on favorable terms, or at all, which would limit our ability to finance our acquisitions. Accordingly, we may not be successful in consummating future acquisitions on favorable terms or at all.

To meet our future liquidity needs, we may issue additional equity securities that could result in potential dilution to our shareholders or we may issue debt securities that have rights and preferences senior to our common shares

      Our ability to satisfy our obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. If cash generated from operations is insufficient to satisfy our liquidity needs, we may seek to sell additional equity or debt securities. If we issue additional equity to raise funds, the ownership percentage of our existing shareholders would be reduced and they may experience significant dilution. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of our common shares and the terms of this debt could impose restrictions on our operations.

      We currently intend to issue additional debt or equity securities to finance the payment of the cash component of the purchase price of approximately $128.5 million for the FRS acquisition. See “— Our recent agreement to acquire FRS is subject to financing conditions and other customary closing conditions which, if they are not met as a result of our default, will result in us forfeiting the deposit paid under that agreement and not completing the FRS acquisition”. We may also issue an additional 250,000 warrants for WSI common stock per month for each month that our planned migration transaction is delayed after March 31, 2004, up to an additional 6,000,000 warrants to purchase WSI common stock, at an exercise price of $0.01 per share. See “— We expect to incur substantial costs and expenses related to our reorganization and may also incur substantial penalties if we do not complete our planned reorganization by March 31, 2004 such as a higher interest rate on the preferred stock of our subsidiary which would increase our liabilities”.

We may face significant exposure to unknown liabilities in connection with our acquisitions

      An important part of our growth strategy is to grow through acquisitions. While we have in place a due diligence process to review the businesses we acquire, we may not identify or we may underestimate our exposure for certain liabilities of the businesses we acquire. As a result, we may become responsible for liabilities of the businesses we acquire, including liabilities for environmental claims, that were not discovered or fully quantified prior to completing the acquisition and for which we are unable to recover from the seller. The acquisition of undisclosed liabilities could adversely affect our business and results of operations. Although we seek to minimize the impact of potential undiscovered liabilities by structuring acquisitions to minimize liabilities and obtaining indemnities and warranties from the selling party, these methods may not fully protect us from the impact of all undiscovered liabilities. For example, indemnities or warranties are often limited in scope, amount or duration, and may not fully cover the liabilities for which they were intended. In addition, even if these undiscovered liabilities are covered by indemnities or warranties, the selling parties may become insolvent and may be unable to satisfy any claims we may have against them.

We may not be able to complete acquisitions which we undertake within their intended timeframe and any delays may cause our operating results to be less favorable which could cause our share price to decline

      There are a number of factors, such as obtaining third-party consents and regulatory approvals, completing our due diligence review of an acquisition target, finalizing the transaction documents and completing the required financing arrangements, which may cause acquisitions to be delayed beyond their expected completion dates. Such delays would cause our operating results to be less favorable than expected as we would not be able to integrate the acquired business and consolidate the expected revenue stream from that acquired business until a later date. Failing to meet the original completion date may cause our share price to decline as future expectations of our income stream may be reflected in the share price of our common shares.

We may incur significant expenses in pursuing acquisitions, and acquisition costs that are expensed for failed acquisitions could reduce our results of operations

      We may incur significant expenses in pursuing an acquisition. These include professional and consulting fees paid to complete our due diligence review of our acquisition targets. As permitted under U.S. GAAP, we capitalize certain of these expenses, as well as the costs of disposal site development and expansions. If an acquisition is no longer considered probable, or if a disposal site development or expansion is not completed or is determined to be impaired, in accordance with U.S. GAAP, we would charge against earnings any unamortized capitalized expenditures incurred in connection with that acquisition or disposal site or expansion. In future periods, we may be required to incur charges against earnings in accordance with this policy or due to other events that cause impairments. Depending upon the magnitude of the charges, this could materially reduce our operating results and may negatively impact our covenants to our lenders and to the preferred stockholders of WSI, which could adversely affect our liquidity.

Acquisitions we make may not fulfill revenue and profitability expectations which would have an adverse effect on our operating results and could result in a divestiture of such non-performing assets at a loss

      Some of the acquisitions we complete may not fulfill their revenue and profitability expectations due to factors beyond our control, such as market position and customer base. This could result in our operating margins being less than anticipated when the acquisition was completed. We could, as a result, decide to change our strategy for that market and sell the operations we have acquired at a loss or recognize an impairment of goodwill and/or other long-lived assets.

We expect to incur substantial costs and expenses related to our reorganization and may also incur substantial penalties if we do not complete our planned reorganization by March 31, 2004 such as a higher interest rate on the preferred stock of our subsidiary which would increase our liabilities

      We intend to complete a reorganization by way of a plan of arrangement under the Business Corporations Act (Ontario). By the terms of the plan of arrangement, we will become an indirect subsidiary of WSI, which is currently our wholly-owned U.S. subsidiary. We refer to this transaction as the Migration.

      In order to complete the Migration, we must seek and obtain the approval of the Superior Court of Justice (Ontario) as well as the approval of a special majority of our shareholders. By the terms of the Business Corporations Act (Ontario), shareholders may have a right to dissent from approving the Migration. If shareholders are granted a right to dissent, shareholders who properly dissent in accordance with the Business Corporations Act (Ontario) are entitled to be paid the fair value of their common shares, determined as of the close of business on the date before the resolution approving the Migration was adopted. We must also seek and obtain certain regulatory approvals in both the United States and Canada.

      In completing the Migration, we expect to incur substantial legal and accounting costs and expenses. These costs must be expensed as they are incurred and will have a negative effect on our profitability until the completion of the Migration. The Migration may also divert management’s attention away from its day-to-day responsibilities.

      By the terms of our agreements with Kelso & Company LLC (“Kelso”) relating to the shares of preferred stock of WSI, if we do not complete the Migration by March 31, 2004, the dividend payable on the preferred stock of WSI issued to Kelso will increase by 1% per annum, from 17.75%, for every month that the Migration is delayed, up to a maximum increase of an additional 12% per annum. We may also be required to issue to Kelso an additional 250,000 warrants per month for each month that the Migration is delayed after March 31, 2004, up to an additional 6,000,000 warrants to purchase WSI common stock, at an exercise price of $0.01 per share. Based on our quoted closing share price at January 15, 2004 of $6.10 per share, the intrinsic value of such warrants would approximate $3.10 per share. The increase in the dividend payable on the WSI preferred stock issued to Kelso would increase the amount to be paid to Kelso on the redemption of the preferred stock and would have a material adverse effect on our financial condition by increasing our liabilities. If the Migration is not completed at all, Kelso may also require us to exchange the existing 7,150,000 warrants to purchase common stock of WSI, and any of the additional warrants for common stock of WSI issued as a result of us completing the Migration after March 31, 2004, for warrants to purchase our common shares. The issue of additional common shares upon the exercise of the warrants would result in a substantial dilution of the existing shareholders’ holdings and could substantially reduce the value of your investment.

We are incorporated in Ontario, Canada and it may be difficult for shareholders to sue us or our non-U.S. directors within the United States

      We are incorporated in the province of Ontario, Canada under the Business Corporations Act (Ontario). As of the date of this prospectus, the majority of our assets are located in Canada. In addition, a majority of our directors are residents of Canada, and all or a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for our shareholders to serve notice of a lawsuit on us or our non-U.S. directors within the United States or to enforce against us or such persons judgments of courts of the United States, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it may be difficult for our shareholders to enforce judgments predicated on the federal securities laws of the United States resulting from actions brought in jurisdictions located outside the United States.

Risk Related to Our Operations

We face competition from large and small solid waste services companies and may be unable to successfully compete with other solid waste companies and responding to this competition could reduce our operating margins

      The markets in which we operate are highly competitive and fragmented and require substantial labor and capital resources. We compete with large, national solid waste services companies, as well as smaller regional solid waste services companies of varying sizes and resources. Some of our competitors are better capitalized, have greater name recognition and greater financial, operational and marketing resources than us, and may be able to provide services at a lower cost. We also compete with operators of alternative disposal facilities, and municipalities that maintain their own waste collection and disposal operations. Public sector operators may have financial advantages over us because of their access to user fees and similar charges as well as to tax revenues. Responding to this competition may result in reduced operating margins. Further, competitive pressures may make our internal growth strategy of improving service and increasing sales penetration difficult or impossible to execute.

The termination or non-renewal of existing customer contracts, or the failure to obtain new customer contracts, could result in our revenue from operations declining

      We derive a portion of our revenue from municipal contracts that require competitive bidding by potential service providers. Although we intend to continue to bid on municipal contracts and to rebid on existing municipal contracts, such contracts may not be maintained or won in the future. In the past year, we have found that some municipalities in Canada have imposed more restrictive bonding requirements as a qualification to bid for some residential waste collection contracts. We may be unable to meet such bonding requirements at a reasonable cost to us or at all. These requirements may limit our ability to bid for some municipal contracts and may favor some of our competitors. If we are unable to compete successfully for municipal contracts because of bonding requirements, we may lose important sources of revenue.

      We also derive a portion of our revenue from non-municipal contracts, which generally have a term of one to three years. Some of these contracts permit our customers to terminate them before the end of the contractual term. Any failure by us to replace revenues from contracts lost through competitive bidding, termination or non-renewal, within a reasonable time period could result in a decrease in our operating revenue and our earnings.

We depend on third parties for disposal of solid waste and if we cannot maintain favorable disposal arrangements with them we could incur significant costs which would result in reduced operating margins and revenues

      We currently deliver a substantial portion of the solid waste we collect in Canada to municipally owned disposal facilities and to privately owned or operated disposal facilities. If municipalities increase their disposal rates or if we cannot obtain and maintain favorable disposal arrangements with private owners or operators, we could incur significant additional costs and, if we are not able to pass these cost increases on to our customers because of competitive pressure, this could result in reduced operating margins and revenues.

We have experienced recent losses and if we are not profitable in the future, our financial condition and our stock price could suffer

      We experienced net losses of $3.3 million for the six months ended June 30, 2003, $19.7 million for the year ended December 31, 2001 and $18.3 million for the year ended December 31, 2000. We experienced net income of $2.1 million for the year ended December 31, 2002. Continued ongoing losses, and the resulting impact on our cash flow, could adversely affect our financial condition if it results in our failing to meet our obligations on a timely basis or failing to comply with the terms and covenants of our financing agreements. If we continue to experience losses in the future we may not be able to achieve or maintain profitability on a quarterly or annual basis.

Our indebtedness may make us more vulnerable to unfavorable economic conditions and competitive pressures, limit our ability to borrow additional funds, require us to dedicate or reserve a large portion of cash flow from operations to service debt, and limit our ability to take actions that would increase our revenue and execute our growth strategy

      We have indebtedness under our 364-day facility, other subordinated promissory notes, capital lease obligations, and cumulative mandatorily redeemable preferred shares issued to a third party.

      On December 31, 2003, we entered into the $220 million 364-day facility. At that time, our prior senior secured credit facility was repaid in full. The 364-day facility is comprised of a $195 million term loan and a $25 million revolving credit facility. The 364-day facility is collateralized by a first priority security interest in substantially all of our current and future acquired assets and that of our subsidiaries.

      The amount of indebtedness owed under our 364-day facility may have adverse consequences for us, including making us more vulnerable to unfavorable economic conditions and competitive pressures,

limiting our ability to borrow additional funds, requiring us to dedicate or reserve a large portion of cash flow from operations to service debt, limiting our ability to plan for or react to changes in our business and industry and placing us at a disadvantage compared to competitors with less debt in relation to cash flow. We expect to refinance the 364-day facility with other sources of financing, which may include, but not be limited to, a more permanent term-note offering and other debt or equity offerings. If we are unable to access capital or private equity markets in the next 12 months, we would be required to extend the 364-day facility at an increased interest rate. The 364-day facility bears interest at 9.0% per annum and has an initial term of 364 days with an extension option. If the option is exercised, the term of the 364-day facility would extend to July 2005 at a rate of 11.0% per annum. The increased interest expense would have an adverse effect on our profitability.

      The 364-day facility contains certain financial and other covenants that restrict our ability to, among other things, make capital expenditures, incur indebtedness, incur liens, dispose of property, repay debt, pay dividends, repurchase shares and make certain acquisitions. Our financial covenants primarily relate to maintaining: (i) a maximum leverage ratio; (ii) a minimum interest coverage ratio; and (iii) a minimum EBITDA, as defined in the agreement governing the 364-day facility. These covenants and restrictions could limit the manner in which we conduct our operations and could adversely affect our ability to raise additional capital. Any failure by us to comply with these covenants and restrictions will, unless waived by the lenders, result in an inability to borrow under the 364-day facility and/or an immediate obligation to repay all amounts outstanding. In such event, we would be required to refinance our debt or obtain capital from other sources, including sales of additional debt or equity or sales of assets, in order to meet our repayment obligations, which may not be possible.

      In addition to our indebtedness under the 364-day facility, in May 2003, our U.S. subsidiary, WSI, issued 55,000 shares of preferred stock (the “WSI Preferred Stock”) to Kelso Investment Associates VI, L.P. and KEP VI, LLC (collectively, “Kelso”) pursuant to the terms of an agreement dated as of May 6, 2003 (“the WSI Subscription Agreement”). The WSI Preferred Stock entitles the holders to a liquidation preference of $1,000 per share and a cumulative cash dividend of 17.75% per annum (compounding and accruing quarterly in arrears). In the event of liquidation, the liquidation preference approximated $56.5 million as of June 20, 2003. As we are not permitted to declare and pay cash dividends pursuant to the terms of our 364-day facility, the dividend payments will accrue. The WSI Preferred Stock, including all accrued and unpaid dividends, must be redeemed in full by no later than May 6, 2015. We have the option to redeem all or any part of the WSI Preferred Stock prior to that date, subject to the payment of certain premiums if we elect to redeem the preferred shares prior to May 6, 2006. If we do not exercise our option to redeem all of the WSI Preferred Stock by May 6, 2009, Kelso may require WSI to initiate a sale of WSI or its assets on terms acceptable to its board of directors consistent with the exercise by the board members of their fiduciary obligations. If Kelso exercises this right, we may lose control of WSI or be forced to sell it at a lower price than we might otherwise expect to receive.

      Additionally, Kelso, as the holder of the WSI Preferred Stock, has the exclusive right to elect two directors of WSI so long as 25,000 or more WSI Preferred Stock are outstanding or one director so long as there are 5,000 or more WSI Preferred Stock outstanding. Certain actions of WSI and its affiliates also require the prior approval of the holders of a majority of the WSI Preferred Stock. All of these covenants and restrictions could limit the manner in which we conduct our operations and could adversely affect our ability to raise additional capital. Any failure by us to comply with these covenants and restrictions will, unless waived by Kelso, result in an immediate obligation to redeem all of the then outstanding WSI Preferred Stock. If such events occurred, we would be required to refinance WSI or obtain capital from other sources, including sales of additional debt or equity or the sale of assets, in order to meet our redemption obligations. We may not be successful in obtaining alternative sources of funding to repay this obligation should events of default occur.

      In addition, by the terms of our agreements with Kelso relating to the shares of WSI Preferred Stock, if we do not complete the Migration by March 31, 2004, the dividend payable on the WSI Preferred Stock issued to Kelso will increase by 1% per annum, from 17.75%, for every month that the Migration is delayed, up to a maximum increase of an additional 12% per annum. We may also be required to issue to

Kelso an additional 250,000 warrants per month for each month that the Migration is delayed after March 31, 2004, up to an additional 6,000,000 warrants to purchase WSI common stock, at an exercise price of $0.01 per share. Based on our quoted closing share price at January 15, 2004 of $6.10 per share, the intrinsic value of such warrants would approximate $3.10 per share. The increase in the dividend payable on the WSI Preferred Stock issued to Kelso would increase the amount to be paid to Kelso on the redemption of the WSI Preferred Stock and would have a material adverse effect on our financial condition. If the Migration is not completed at all, Kelso may also require us to exchange the existing 7,150,000 warrants to purchase common stock of WSI, and any of the additional warrants for common stock of WSI issued as a result of us completing the Migration after March 31, 2004, for warrants to purchase our common shares. The issue of additional common shares upon the exercise of the warrants would result in a substantial dilution of the existing shareholders’ holdings and could substantially reduce the value of your investment.

Labor unions may make attempts to organize our non-unionized employees which may result in increased operating expenses

      Some groups of our employees have chosen to be represented by unions, and we have negotiated collective bargaining agreements with them. In addition, labor unions may make attempts to organize our non-unionized employees. The negotiation of any collective bargaining agreement could divert management’s attention and/or result in increased operating expenses and lower operating margins. If we are unable to negotiate acceptable collective bargaining agreements, we may have to wait through “cooling-off” periods, which are often followed by union-initiated work stoppages, including strikes. Unfavorable collective bargaining agreements, work stoppages or other labor disputes may result in increased operating expenses which could have a material adverse effect on our financial condition and results of operations.

Our operating margins and profitability may be negatively impacted by increased fuel and energy costs

      Although fuel and energy costs account for a relatively small portion of our total operating costs, sustained increases in such costs, which we are unable to pass on to our customers because of competitive pressures, could lower our operating margins and negatively impact our profitability.

The industry in which we operate is seasonal and decreases in revenues during winter months may have an adverse effect on our results of operations

      Our operating revenues tend to be somewhat lower in the fall and winter months, reflecting the lower volume of solid waste generated during those periods. Our first and fourth quarter results typically reflect this seasonality. In addition, particularly harsh weather conditions may result in temporary slowdowns or suspension of certain of our operations and/or higher labor and operational costs, any of which could have a material adverse effect on our results of operations.

If we lose our senior management, we may be unable to focus on our business or pursue additional opportunities

      We are highly dependent upon the experience, abilities and continued efforts of our senior management team. Our future success will also depend on our ability to attract, retain and motivate highly skilled personnel in various areas of our business. The loss of one or more of our senior management team, or the inability to attract new high quality employees, could have a material adverse effect on our business by limiting our ability to execute our growth strategy.

Our Canadian operations subject us to currency translation risk which could cause our results to fluctuate significantly from period to period

      For the year ended December 31, 2002, and the six months ended June 30, 2003, 100% of our revenue was derived from our operations in Canada and as such our primary functional currency is the

Canadian dollar. However, for each reporting period, we translate the results of operations and financial condition into U.S. dollars. Therefore, our reported results of operations and financial condition are subject to changes in the exchange relationship between the two currencies. For example, as the relationship of the Canadian dollar strengthens against the U.S. dollar, as it has to date in 2003, our revenue is favorably affected and conversely expenses are unfavorably affected. The effects of translation are reported as a component of other comprehensive income. Separately, monetary assets denominated in U.S. dollars held by our Canadian operations are re-measured from U.S. dollars into Canadian dollars and then translated into U.S. dollars. The effects of re-measurement are reported currently as a component of net income (loss). We do not currently hedge our exposure to changes in foreign exchange rates.

Any failure to maintain the required financial assurance or insurance to support existing or future service contracts may prevent us from meeting our contractual obligations and we might be unable to bid on new contracts or retain existing contracts resulting in reduced operating revenues and earnings

      Municipal solid waste services contracts and permits to operate transfer stations, landfills and recycling facilities typically require us to obtain performance bonds, letters of credit or other means of financial assurance to secure our contractual performance. Such contracts and permits also typically require us to maintain adequate insurance coverage. Our ability to obtain performance bonds or letters of credit is generally dependent on our creditworthiness. In addition, substantially all of our bonding is provided by one surety in Canada, which holds a security interest in our assets, subject to the security interest in favor of our secured lenders under our 364-day facility and another surety in the United States. Our bonding arrangements are generally renewed annually. If we are unable to renew our bonding arrangements on favorable terms or at all or enter into arrangements with new surety providers, we would be unable to meet our existing contractual obligations which require the posting of performance bonds and we would be unable to bid on new contracts. This would reduce our operating revenues and our earnings.

Changes to patterns regarding disposal of waste could adversely affect our results of operations by reducing the volume of waste available for collection and thus reducing our earnings

      Waste reduction programs may reduce the volume of waste available for collection in some areas where we operate. Some areas in which we operate offer alternatives to landfill disposal, such as recycling and composting. In addition, provincial, state and local authorities increasingly mandate recycling and waste reduction at the source and prohibit the disposal of certain types of waste, such as yard waste, at landfills. Any significant adverse change in regulation or patterns regarding disposal of waste could have a material adverse effect on our earnings by reducing the level of demand for our services, resulting in decreased revenues and the earnings we are able to generate.

We may not meet our growth objectives if we are unable to develop new landfill sites or enter into agreements that provide us with access to landfill sites and increased disposal costs could result in reduced profitability and cash flow

      As at December 31, 2002, we owned two landfills located in the provinces of Alberta and Ontario and operated one other landfill in Ontario under an agreement with a municipality. Effective May 6, 2003, we acquired a third landfill site in Osceola County, Florida which is expected to be operational by no later than the first quarter of 2004. In September, 2003, we acquired a property in Pinal County, Arizona that has been zoned as a municipal solid waste landfill. We are seeking the required permits to construct and operate a landfill on this site. Our ability to meet our growth objectives depends in part on our ability to acquire, lease or expand landfills, develop new landfill sites or enter into agreements that will give us long-term access to landfill sites in our markets. In some areas in which we operate, suitable land for new sites or expansion of existing landfill sites may be unavailable. Permits to expand landfills are often not approved until the remaining permitted disposal capacity of a landfill is very low. We may not be able to purchase additional landfill sites, re-permit or expand existing landfill sites or negotiate or renegotiate agreements to obtain a long-term advantage for landfill costs. If we were to exhaust our permitted capacity at our landfills, our ability to expand internally could be limited, and we could be required to cap and close our landfills and dispose of collected waste at more distant landfills or at landfills operated by our competitors or other third parties. In Alberta, Canada regulations require landfills to be re-approved every 10 years, thereby providing the regulator an opportunity to add potentially more stringent or costly design or operating conditions to the permit or prevent the renewal of the permit. Our landfill located in Alberta, Canada will be subject to this re-approval process in October 2006. Any failure by us to secure favorable arrangements (through ownership of landfills or otherwise) for the disposal of collected waste would increase our disposal costs and could result in the loss of business to competitors with more favorable disposal options thereby reducing our profitability and cash flow.

      Changes in legislative or regulatory requirements may cause changes in the landfill site permitting process. These changes could make it more difficult or costly for us to obtain or renew landfill permits. Technical design requirements, as approved, may need modification at some future point in time which could result in higher development and construction costs than projected. Our current estimates of future disposal capacity may change as a result of changes in design requirements prescribed by legislation, construction requirements and changes in the expected waste density over the life of a landfill site. The density of waste may vary from those estimated in determining the available airspace at a landfill because of variations in operating conditions, including waste compaction practices, site design, climate and the nature of the waste.

      We rely on studies performed internally to estimate the costs of obtaining and renewing permits and construction costs. Such surveys and internal estimates are relied upon to estimate landfill development costs and site capacities. These studies or surveys could be inaccurate which could result in increased permitting, landfill development or construction costs, or in lower site capacities from those currently projected.

Limits on export of waste and any disruptions to the cross-border flow of waste may adversely affect our results of operations by increasing our costs of disposal

      There is limited disposal capacity available in Ontario, Canada, a market in which we have significant operations. As a result, a significant portion of the solid waste collected in Ontario is transported to sites in the United States for disposal. Disruptions in the cross-border flow of waste, or periodic closures of the border to solid waste would cause us to incur more costs due to the increased time our trucks may be required to spend at border check-points or increased processing or sorting requirements. Additionally, our trucks might be required to travel further to dispose of their waste in other areas of Canada. Disruptions in the cross-border flow of waste could also result in a lack of disposal capacity available to our Ontario market at all or at a reasonable price. These disruptions could have a material adverse affect on our operating results by increasing our costs of disposal in the Ontario market and thereby decreasing our operating margins and could result in the loss of business to competitors with more favorable disposal options.

To the extent our reserves or accruals are inadequate to cover landfill closing and post-closing care costs, these obligations could reduce our cash flow and profitability

      We have significant financial obligations to pay closure and post-closure care costs for the landfills we currently own and will likely have similar obligations with respect to any landfills we acquire in the future. We rely on internally performed studies in estimating our obligations for future closure and post-closure care costs. These studies could be inaccurate which could result in the costs incurred by us for closure and post-closure care being higher than those estimated.

      Actual future costs of construction materials and third party labor could differ from the costs we have used in estimating these closure and post-closure care costs for example, because of the impact of general economic conditions on the availability of the required materials and labor. Technical designs could be altered due to unexpected operating conditions, legislative or regulatory changes resulting in higher costs than currently estimated.

      Changes in legislative or regulatory requirements, including changes in capping, closure or post-closure care, activities, types or quantities of materials used, or the term of post closure care, could result in higher costs than those estimated by us. The actual rate at which disposal capacity is utilized could differ from the projected timing resulting in the landfill reaching capacity earlier or later than projected and us thereby incurring closure and post-closure care costs earlier or later than projected.

      To the extent our reserves or accruals are inadequate to cover the actual costs of these obligations, we would have reduced cash flow and profitability.

We may be unable to obtain or maintain the environmental permits and approvals we need to operate our business which could adversely affect our earnings and cash flow

      We are subject to significant environmental and land use laws and regulations. To own and operate solid waste facilities, including landfills and transfer stations, we must obtain and maintain licenses or permits, as well as zoning, environmental and other land use approvals. It has become increasingly difficult, costly and time-consuming to obtain required permits and approvals to build, operate and expand solid waste management facilities. The process often takes several years, requires numerous hearings and compliance with zoning, environmental and other requirements and is resisted by citizen, public interest and other groups. The cost of obtaining permits could be prohibitive. We may not be able to obtain and maintain the permits and approvals needed to own, operate or expand our solid waste facilities. Moreover, the enactment of additional laws and regulations or the more stringent enforcement of existing laws and regulations could increase the costs associated with our operations. Any of these occurrences could reduce our expected earnings and cash flow.

      In some markets in which we operate, permitting requirements may be prohibitive and may differ between those required of us and those required of our competitors. Our inability to obtain and maintain permits for solid waste facilities may adversely affect our ability to service our customers and compete in these markets resulting in reduced operating revenues.

      In addition, stringent controls on the design, operation, closure and post-closure care of solid waste facilities could require us to undertake investigative or remedial activities, curtail operations, close a facility temporarily or permanently, or modify, supplement or replace equipment or facilities at substantial costs resulting in reduced profitability and cash flow.

Any exposure to environmental liabilities, to the extent not adequately covered by insurance, could result in significant expenses which would reduce the funds we have available for other purposes, including debt service and reduction and acquisitions

      We could be held liable for environmental damage at solid waste facilities that we own or operate, including damage to neighboring landowners and residents for contamination of the air, soil, groundwater, surface water, and drinking water. Our liability could extend to damage resulting from pre-existing conditions and off-site contamination caused by pollutants or hazardous substances that we or our predecessors arranged to transport, treat or dispose of at other locations. We are also exposed to liability risks from businesses that we acquire as these businesses may have liabilities that we fail or are unable to discover, including noncompliance with environmental laws. Our insurance program may not cover all liabilities associated with environmental cleanup or remediation or compensatory damages, punitive damages, fines, or penalties imposed on us as a result of environmental damage caused by our operations or those of any predecessor. The incurring of liabilities for environmental damages that are not fully covered by insurance could adversely affect our liquidity and could result in significant expenses which would reduce the funds we have available for other purposes, including debt service and reduction and acquisitions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, and the other reports we have filed and may file from time to time with the Securities and Exchange Commission, contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Some of these forward-looking statements include forward-looking phrases such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “foresees”, “intends”, “may”, “should” or “will continue”, or similar expressions or the negatives thereof or other variations on these expressions, or similar terminology, or discussions of strategy, plans or intentions. These statements also include descriptions in connection with, among other things:

•	anticipated revenues, capital expenditures, future cash flows and future financing and capital requirements;

•	the implementation of our business strategy;

•	descriptions of the expected effects of our competitive strategies; and

•	the impact of actions taken by our competitors and other third parties, including courts and other governmental authorities.

      Such statements reflect our current views regarding future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements that forward-looking statements may express or imply, including, among others:

•	changes in inflation;

•	changes in regulations affecting our business and costs of compliance;

•	revocation of existing permits and licenses, or the refusal to renew or grant new permits and licenses, which are required to enable us to operate our business or implement our growth strategy;

•	our ability to successfully implement our corporate strategy and integrate any acquisitions we undertake;

•	the outcome of pending legal claims against us;

•	changes in general business and economic conditions and in the financial markets; and

•	changes in accounting standards or pronouncements.

      Some of these factors are discussed in more detail in this prospectus, including under the caption “Risk Factors” and in documents incorporated by reference into this prospectus. If one or more of these risks or uncertainties affects future events and circumstances, or if underlying assumptions do not materialize, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated or expected, and this could have a material adverse effect on our business, financial condition and results of operations. We have no plans to update any industry information or forward-looking statements set out in this prospectus and have no obligation to update any such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of our forward-looking statements.

USE OF PROCEEDS

      The selling shareholders will receive all of the proceeds from the sale of common shares offered by this prospectus. We will not receive any proceeds from the sale of the common shares. The net proceeds received by us from the exercise of any outstanding warrants will be used for general corporate purposes.

CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 2003, and the pro forma effects of the conversion of Series 1 Preferred Shares into common shares. You should read this table in conjunction with our Consolidated Financial Statements as filed on Form 20-F/A, our Unaudited Condensed Consolidated Financial Statements as filed on Form 6-K and our Unaudited Pro Forma Condensed Consolidated Financial Statements as filed on Form 6-K/A, discussing our planned acquisitions of Allied’s northern and central Florida businesses and of FRS.

	As of June 30, 2003

	Historical	Pro Forma

	(Amounts in thousands)
Cash and Cash Equivalents	$16,282	$16,282

Debt:
Senior credit facility (secured)(1)	$59,984	$—
364-day senior secured credit facility (secured)(1)	—	195,000
Other subordinated notes (unsecured)	4,432	4,432
Capital lease obligations (secured)	2,658	2,658
Mandatorily redeemable preferred at liquidation preference value (unsecured)	56,474	56,474

Total Debt	123,548	258,564

Shareholder Equity:
Common shares (38,444,995 and 68,338,828 issued and outstanding respectively)(2)(3)(4)	128,055	215,182
Series 1 Preferred Shares (10,241,666 and nil issued and outstanding respectively)(3)(4)	26,891	—
Other additional paid-in-capital(3)	13,152	—
Options, warrants, and deferred compensation	19,455	19,336
Accumulated deficit and accumulated comprehensive income	(27,182)	(27,182)

	160,371	207,336

Total Capitalization	$283,919	$465,900

(1)	On December 31, 2003 we entered into a $220 million 364-day senior secured credit facility comprised of a $195 million term loan and a $25 million revolving credit facility. Initial borrowings under the 364-day facility were used to finance the acquisition of certain assets of Allied and to repay our prior senior credit facility. As of December 31, 2003 indebtedness under the 364-day facility approximated $172 million, with the remaining credit facility undrawn.

(2)	During the period from July 1, 2003, to December 31, 2003, we issued 1,747,500 common shares due to the exercise of stock options and warrants, and the issuance of shares in connection with the FRS and Horizon acquisitions. The common shares issued and outstanding as of December 31, 2003, were 68,338,828.

(3)	Assumes the conversion into common shares as of June 30, 2003 of the Series 1 Preferred Shares issued or to be issued as of June 30, 2003, thereby increasing the common shares issued and outstanding by 15,241,666. The Series 1 Preferred Shares were automatically converted into the same number of common shares in accordance with their terms upon shareholder approval at a shareholders’ meeting on December 16, 2003.

(4)	During the three months ended September 30, 2003, we issued an additional 12,904,667 Series 1 Preferred Shares for net proceeds of approximately $39.6 million. The Series 1 Preferred Shares were automatically converted into the same number of common shares in accordance with their terms upon shareholder approval at a shareholder meeting on December 16, 2003.

MARKET PRICE HISTORY OF COMMON SHARES

      The following table provides high and low common share price information for the periods indicated:

	High	Low

Year Ended December 31, 1999	$15.0625	$4.8750
Year Ended December 31, 2000	$7.2500	$1.4375
Year Ended December 31, 2001
First Quarter	$4.3750	$2.0625
Second Quarter	$3.1900	$1.5500
Third Quarter	$4.4500	$2.1000
Fourth Quarter	$4.6000	$3.2000
Year Ended December 31, 2002
First Quarter	$6.07	$3.70
Second Quarter	$5.75	$4.49
Third Quarter	$5.11	$3.03
Fourth Quarter	$4.91	$2.89
Year Ended December 31, 2003
First Quarter	$4.51	$3.85
Second Quarter	$4.25	$3.74
Third Quarter	$5.85	$3.75
Fourth Quarter	$6.95	$5.19
Share price for the most recent six months
August 2003	$5.00	$3.75
September 2003	$5.85	$5.00
October 2003	$5.75	$5.19
November 2003	$6.72	$5.21
December 2003	$6.95	$5.45
January 2004	$6.40	$5.85
February 2004 (through February 18, 2004)	$5.79	$6.09

      The following table sets forth the history of our share capital for the past three years:

	Issuances

	Type of Security	Number	Price

Shares Outstanding at December 31, 2000:	Common Shares	7,196,627
September 2001:	Common Shares	16,500,000	$2.00 per share
Shares Outstanding at December 31, 2001:	Common Shares	23,696,627
February 2002	Series 1 Preferred Shares(1)	11,320,754	$2.65 per share
May 2002	Common Shares	71,541	C$5.27 per share
June 2002	Common Shares	92,226	$0.005 per share
August 2002	Common Shares	13,847	$2.44 per share
Shares Outstanding at December 31, 2002:	Common Shares	35,194,995
March 2003	Common Shares	2,050,000	$4.76 per share
March — June 2003	Series 1 Preferred Shares(2)	10,241,666	$3.00 per share
May 2003	Common Shares	1,200,000	$3.96 per share
July 2003	Series 1 Preferred Shares(2)	9,154,667	$3.00 per share
September 2003.	Series 1 Preferred Shares(2)	8,750,000	$3.20 per share
September 2003	Common Shares	50,000	$3.94 per share
November 2003	Common Shares	1,000,000	$6.43 per share
November 2003	Common Shares	10,000	C$4.05 per share
November 2003	Common Shares	46,000	$3.75 per share
December 2003	Common Shares	10,000	C$4.05 per share
December 2003	Common Shares	31,500	$3.75 per share
December 2003	Common Shares	600,000	$6.46 per share
Shares Outstanding at December 31, 2003:	Common Shares	68,338,828
January 2004	Common Shares	324,070	$6.25 per share
January 2004	Common Shares	10,000	C$5.86 per share
January 2004	Common Shares	10,000	C$4.05 per share
January 2004	Common Shares	2,500	$3.46 per share
January 2004	Common Shares	12,500	$3.75 per share
February 2004	Common Shares	6,600	$3.75 per share

(1)	These Series 1 Preferred Shares were automatically converted to common shares in accordance with their terms upon shareholder approval received at a shareholders’ meeting held on March 27, 2002.

(2)	These Series 1 Preferred Shares were automatically converted to common shares in accordance with their terms upon shareholder approval received at a shareholders’ meeting held on December 16, 2003.

DIVIDEND POLICY

      We have not paid cash dividends on our common shares since our initial public offering. Further, we currently intend to retain our future earnings, if any, to finance the growth, development and expansion of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common shares in the immediate future. The declaration, payment and amount of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors. These factors include our financial condition, results of operations, cash flows from operations, current and anticipated capital requirements and expansion plans, the income tax laws then in effect and the requirements of the law of Ontario. In addition, the terms of our 364-day facility include, and any future financing arrangements we enter into may also include, prohibitions on the payment of cash dividends without the consent of the respective lenders.

DESCRIPTION OF SHARE CAPITAL

      For certain information about our articles of amalgamation, the rights, preferences and restrictions attaching to our shares and our by-laws, please see “Item 10B. Additional Information — Articles of Amalgamation” in our Annual Report on Form 20-F for the year ended December 31, 2002 filed with the Securities and Exchange Commission on July 15, 2003 as amended by Amendment No. 1 and Amendment No. 2 to Annual Report on Form 20-F/A filed on November 28, 2003 and February 20, 2004, respectively, incorporated herein by reference.

      The following is a summary of the provisions of our articles of amalgamation and by-laws, copies of which have been filed as exhibits to our 2002 Annual Report, which are incorporated herein by reference.

      Our authorized share capital consists of an unlimited number of common shares, no par value, and an unlimited number of preferred shares, no par value. As of December 31, 2003, we had 68,338,828 common shares issued and outstanding. As of December 31, 2003, we had no preferred shares outstanding.

      As of December 31, 2003, we had outstanding stock options to purchase 7,829,199 common shares. 3,682,158 of the issued options are exercisable in Canadian dollars at a weighted average exercise price of C$6.15 per share. 4,147,041 of the issued options are exercisable in U.S. dollars at a weighted average exercise price of $4.55 per share. The expiration dates of these employee stock options range from March 11, 2004 to July 15, 2008. As of December 31, 2003, we had outstanding warrants to purchase 6,660,516 common shares at a weighted average exercise price of $3.02 per share. 5,454,266 warrants were granted to certain investors in connection with their subscription of Series 1 Preferred Shares, 1,000,000 warrants were granted to our chief executive officer in connection with the commencement of his employment, and 206,250 warrants were granted to certain other persons in connection with certain acquisitions and to a former employee in connection with the extension of a non-compete covenant.

Common Shares

      Holders of common shares are entitled to one vote for each common share held at all meetings of the shareholders, except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series. There are no cumulative voting rights. Holders of common shares are entitled to dividends, if any, as and when declared by the Board of Directors at its discretion out of funds legally available therefor, subject to any prior rights of the holders of another class of shares. In the event of our liquidation, dissolution or winding up, the holders of common shares would be entitled to receive, subject to the prior rights of any holders of another class of shares, our remaining property after payment of all debts and liabilities. Holders of common shares have no pre-emptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common shares are subject to and may be adversely affected by the rights of holders of any preferred shares issued in the future.

Preferred Shares

      The Board of Directors has the authority to issue an unlimited number of preferred shares in one or more series and to fix the designation, rights, privileges, restrictions and conditions attaching to the series, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, without further vote or action by the shareholders. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control without further action by the shareholders. In addition, the issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares. The preferred shares of any series may also be given such other preferences not inconsistent with the rights, privileges, restrictions and conditions attached to the preferred shares as a class over the common shares and over any other shares ranking junior to the preferred shares as may be determined in the case of such series of preferred shares. The preferred shares are entitled to a preference over the common shares and over any other shares ranking junior to the preferred shares with respect to priority in payment of dividends and in the distribution of assets in the event of our liquidation, dissolution or winding-up.

      On January 23, 2002, by Articles of Amendment, we created the first series of preferred shares, consisting of an unlimited number of shares designated as Series 1 Preferred Shares. The Series 1 Preferred Shares are non-voting, non-dividend bearing and convertible. The Series 1 Preferred Shares are automatically convertible into common shares on the basis of one common share for each Series 1 Preferred Share held, such conversion to be effected by, and only by, approval of the conversion by ordinary resolution of the holders of the common shares.

      There are no limitations on the right of non-residents of Canada or foreign owners to hold or vote our common shares or any of our other securities imposed by Canadian or provincial laws or any of our constituent documents, subject to the provisions of the Investment Canada Act (Canada), which generally provides for notice and/or approval requirements in respect of the acquisition of control of a Canadian business by non-Canadians in certain circumstances.

SELLING SHAREHOLDERS

      All of the shares being offered hereby are being offered for the accounts of the selling shareholders. The following table sets forth information about the selling shareholders and their beneficial ownership of our common shares, Series 1 Preferred Shares and warrants to purchase common shares, as of October 16, 2003, and as adjusted to reflect the sale of the shares offered by this prospectus. The information is based on information provided by or on behalf of the selling shareholders. This prospectus relates to periodic offers and sales of up to 56,486,746 common shares by the selling shareholders named below. This consists of (i) 49,826,230 outstanding common shares that were acquired by the selling shareholders from us in private placement transactions from September 2001 through September 2003, of which 28,146,333 of such common shares were issued on the automatic conversion of the existing Series 1 Preferred Shares upon shareholder approval, and (ii) 6,660,516 common shares issuable upon the exercise of outstanding warrants. Other than as set forth below, the selling shareholders do not hold any other position or office and have not had any other material relationship with us, or any of our predecessors or affiliates, during the past three years.

      The selling shareholders may sell all, some or none of the common shares covered by this prospectus. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common shares in transactions exempt from the registration requirements of the Securities Act of 1933 since the date on which they provided the information regarding their equity ownership. In certain cases, where such selling shareholders have provided us with such information, it is reflected in the table below.

      Option Opportunities Corp., one of the selling shareholders listed below, is a registered broker-dealer, and is therefore an “underwriter” within the meaning of the Securities Act. Environmental Opportunities Fund II (Institutional), L.P., Sanders Opportunity Fund (Institutional) L.P., Environmental Opportunities Fund II, L.P. and Sanders Opportunity Fund, L.P. are affiliates of broker-dealers. With respect to these selling shareholders, such entities acquired their common shares in the ordinary course of business and, at the time of the purchase of the common shares, such selling shareholders had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.

      The common shares offered by this prospectus may be offered from time to time by the selling shareholders named below. The table assumes that all common shares being offered by the selling shareholder pursuant to this prospectus are ultimately sold in the offering.

				Common Shares
	Common Shares Beneficially			Beneficially Owned After
	Owned Prior to Offering			Offering

		Percent of	Common		Percent of
		Outstanding	Shares Being		Outstanding
Name of Holder	Number	Shares	Offered	Number	Shares(1)

Westbury (Bermuda) Ltd.(2)	18,999,455	25.55%	18,949,497	49,958	*
Victoria Hall 11 Victoria Street P.O. Box HM1065 Hamilton HMEX Bermuda

SMH CERI II, LLC(3)	2,818,868	3.79%	2,818,868	—	*
c/o Bruce McMaken 600 Travis Ste., Suite 3100 Houston, TX 77002

GWD Management Inc.(4)	2,275,000	3.06%	2,275,000	—	*
1455 Lakeshore Road, Suite 201N Burlington, Ontario L7S 2J1 Canada

				Common Shares
	Common Shares Beneficially			Beneficially Owned After
	Owned Prior to Offering			Offering

		Percent of	Common		Percent of
		Outstanding	Shares Being		Outstanding
Name of Holder	Number	Shares	Offered	Number	Shares(1)

D.S.Y. Investments Ltd.(5)	1,949,497	2.62%	1,949,497	—	*
c/o David Sutherland-Yoest 150 Randall Street, Suite 103 Oakville, ON L6J 1P4
Donald F. Moorehead, Jr.	1,925,000	2.59%	1,925,000	—	*
15301 Spectrum Drive, Suite 390 Addison, TX 75001
Environmental Opportunities Fund II (Institutional), L.P.(6)	1,904,630	2.56%	1,177,500	727,130	*
c/o Bruce McMaken 600 Travis Ste., Suite 3100 Houston, TX 77002
GWD Limited(7)	1,843,750	2.48%	1,843,750	—	*
Victoria Hall P.O. Box HM1065 11 Victoria Street Hamilton HMEX Bermuda
David Sutherland-Yoest(8)	1,751,665	2.36%	1,750,000	1,665	*
150 Randall Street, Suite 103 Oakville, Ontario L6J 1P4
Kevin F. Flynn June 1992 Non-Exempt Trust(9)	1,638,793	2.20%	788,793	850,000	1.14%
c/o Kevin F. Flynn, Trustee 120 N. Lasalle Street, Suite 3300 Chicago, IL 60602
Historia Investments Inc.(10)	1,500,000	2.02%	1,500,000	—	*
85 St. Paul Ouest, Suite 50 Montreal, PQ H2Y 3V4
The Victoria Bank (Barbados) Incorporated(11)	1,478,497	1.99%	1,478,497	—	*
Weymount Corporate Centre 4th Floor Roebuck Street Bridgetown, Barbados, W.I.
CERI ACP II Limited Partners, LP(12)	1,457,404	1.96%	457,404	1,000,000	1.34%
c/o Argentum 60 Madison Avenue, Suite 701 New York, NY 10010
Bayou Superfund LLC(13)	1,380,401	1.86%	1,380,401	—	*
40 Signal Road Stamford, CT 06902
Connecticut Capital Assoc. L.P.(14)	1,200,000	1.61%	1,200,000	—	*
137 Rowayton Avenue, Suite 230 Rowayton, CT 06853
Vantage Finance Company(15)	1,200,000	1.61%	1,200,000	—	*
2911 Turtle Creek Blvd, Suite 500 Dallas, TX 75219

				Common Shares
	Common Shares Beneficially			Beneficially Owned After
	Owned Prior to Offering			Offering

		Percent of	Common		Percent of
		Outstanding	Shares Being		Outstanding
Name of Holder	Number	Shares	Offered	Number	Shares(1)

Don A. Sanders(16)	1,139,142	1.53%	1,050,000	89,142	*
600 Travis Street, Suite 3100 Houston, TX 77002
Lawrence Venture Fund(17)	958,750	1.29%	958,750	—	*
70 York Street, Suite 1500 Toronto, Ontario M5J 1S9
Pequot Scout Fund, L.P.(18)	639,600	*	639,600	—	*
c/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880
Robert F. Irwin IV & Donna V. Irwin	638,702	*	228,702	410,000	*
330 Tom Brown Road Morristown, NJ 08057
Sanders Opportunity Fund (Institutional) L.P.(19)	615,474	*	595,520	19,954	*
c/o Don A. Sanders 600 Travis Street, Suite 3100 Houston, TX 77002
Katherine U. Sanders(20)	614,053	*	106,500	507,553	*
600 Travis Street, Suite 3100 Houston TX 77002
Atlas Capital Master Fund, L.P.(21)	608,000	*	608,000	—	*
100 Crescent Court, #880 Dallas, TX 75201
Larry Martin(22)	548,053	*	446,400	101,653	*
2100 West Loop South, Suite 1400 Houston, TX 77027
Environmental Opportunities Fund II, L.P.(23)	526,153	*	322,500	203,653	*
c/o Bruce McMaken 600 Travis Ste., Suite 3100 Houston, TX 77002
Koshi Shirvanian	516,653	*	500,000	16,653	*
23 Corporate Plaza #247 Newport Beach, CA 92660
Sherry Sutherland-Yoest(24)	500,000	*	500,000	—	*
150 Randal Street, Suite 103 Oakville, Ontario L6J 1P4
XML Limited(25)	500,000	*	500,000	—	*
48 Par-La-Ville Road, Suite 143 Hamilton, HM11, Bermuda
Mercator Focus Fund, LP(26)	492,727	*	492,727	—	*
555 South Flower Street, Suite 4500 Los Angeles, CA 90071

				Common Shares
	Common Shares Beneficially			Beneficially Owned After
	Owned Prior to Offering			Offering

		Percent of	Common		Percent of
		Outstanding	Shares Being		Outstanding
Name of Holder	Number	Shares	Offered	Number	Shares(1)

Michael J. Verrochi	385,739	*	85,739	300,000	*
80-L Washington Square Norwell, MA 02061
Morton A. Cohn(27)	365,567	*	240,000	125,567	*
800 Bering Drive, Suite 210 Houston, TX 77057-2130
Bonanza Master Fund, Ltd(28)	360,000	*	360,000	—	*
Walker House P.O. Box 908GT Grand Cayman Cayman Islands, BWI
Gene Alan Meredith	314,351	*	114,351	200,000	*
16881 Ocean Drive Fort Bragg, CA 95437
Crestview Capital Fund II, L.P.(29)	300,000	*	300,000	—	*
95 Revere Drive, Suite F Northbrook, IL 60062
Thomas P. Hughes	300,000	*	300,000	—	*
P.O. Box 3327 Pinehurst, ND
Bayou No Leverage Fund LLC(30)	285,200	*	285,200	—	*
40 Signal Road Stamford, CT 06902
Pequot Navigator Offshore Fund, Inc.(31)	274,800	*	274,800	—	*
c/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880
Christina Sutherland-Yoest	265,200	*	250,000	15,200	*
150 Randall Street, Suite 103 Oakville, Ontario L6J 1P4
Joseph N. Verrochi	257,159	*	57,159	200,000	*
80-L Washington Square Norwell, MA 02061
Lakefront Partners Ltd.(32)	254,400	*	240,000	14,400	*
c/o Don A. Sanders 600 Travis Street, Suite 3100 Houston, TX 77002
C&W Logistics, Inc.(33)	240,000	*	240,000	—	*
c/o Charles W. Creeden 703 Hennis Road Winter Garden, FL 34787
Bayou Accredited Fund LLC(34)	232,999	*	232,999	—	*
40 Signal Road Stamford, CT 06902
Sanders Opportunity Fund, L.P.(35)	208,837	*	203,480	5,357	*
c/o Don A. Sanders 600 Travis Street, Suite 3100 Houston, TX 77002

				Common Shares
	Common Shares Beneficially			Beneficially Owned After
	Owned Prior to Offering			Offering

		Percent of	Common		Percent of
		Outstanding	Shares Being		Outstanding
Name of Holder	Number	Shares	Offered	Number	Shares(1)

John M. O’Quinn(36)	206,216	*	84,000	122,216	*
3518 Travis Street, Suite 200 Houston, TX 77002-9542
Sanders II Investments Ltd.(37)	203,331	*	200,000	3,331	*
c/o Don A. Sanders 600 Travis Street, Suite 3100 Houston, TX 77002
Lynn Marvin Biship(38)	200,000	*	200,000	—	*
206-52245 RR 232 Sherwood Park, Alberta T8B 1B6
Joseph F. Scoby(39)	200,000	*	200,000	—	*
1204 Westview Road Glenview, IL 60025
Tim Salopek(40)	199,999	*	199,999	—	*
3164 Lake Breeze Circle St. Cloud, FL 34771
Atlas Capital(Q.P.) L.P.(41)	192,000	*	192,000	—	*
100 Crescent Court #880 Dallas, TX 75201
Option Opportunities Corp.(42)	180,000	*	180,000	—	*
339 Sheridan Road Winnetka, IL 60093
Tanya J. Drury(43)	179,680	*	36,000	143,680	*
109 Timberwilde Lane Houston, TX 77024-6947
Jack Casagrande(44)	157,331	*	84,000	73,331	*
6800 Gleneagle Drive Miami Lakes, FL 33014
John A. Pinto	150,000	*	150,000	—	*
802 South Avenue West Westfield, NJ 07090
Lawrence & Company Inc.(45)	147,500	*	147,500	—	*
70 York Street, Suite 1500 Toronto, Ontario M5J 1S9
Dan L. Duncan(46)	145,000	*	120,000	25,000	*
2727 North Loop West 7th Floor Houston, TX 77008
Nolan Ryan(47)	143,331	*	120,000	23,331	*
P.O. Box 5909 Round Rock, TX 78683
William P. Hulligan(48)	140,000	*	120,000	20,000	*
19759 Loxahatchee River Road Jupiter, FL 33458-2424
Platinum Business Investment Company, Ltd.(49)	136,653	*	120,000	16,653	*
c/o Matthew Stuller 1213 Terrace Highway Broussard, LA 70518

				Common Shares
	Common Shares Beneficially			Beneficially Owned After
	Owned Prior to Offering			Offering

		Percent of	Common		Percent of
		Outstanding	Shares Being		Outstanding
Name of Holder	Number	Shares	Offered	Number	Shares(1)

Donald F. Moorehead and Shelley B. Moorehead Charitable Trust(50)	125,000	*	125,000	—	*
15301 Spectrum Drive, Suite 390 Addison, TX 75001
Charles W. & Gloria H. Creeden(51)	120,000	*	120,000	—	*
703 Hennis Road Winter Garden, FL 34787
Larry D. Henk(52)	120,000	*	120,000	—	*
10500 East Lost Canyon Drive, Lot 15 Scottsdale, AZ 85255
Tom Juda(53)	120,000	*	120,000	—	*
333 S. Hope Street, Suite 2600 Los Angeles, CA 90071
Gregory T. Sangalis(54)	110,000	*	60,000	50,000	*
21 Windy Point Road HC62 Box 403 Center Harbor, NH 03226
Richard D. Kinder(55)	104,000	*	84,000	20,000	*
3355 Del Monte Houston, TX 77019-3103
Rosen Family Trust(56)	101,500	*	30,000	71,500	*
c/o Albert L. Rosen 15 Mayfair Drive Rancho Mirage, CA 92270
Bayou Affiliates Fund LLC(57)	101,400	*	101,400	—	*
40 Signal Road Stamford, CT 06902
SF Condo Limited(58)	100,000	*	100,000	—	*
P.O. Box 6 N.S., Grand Cayman Cayman Islands B.W.I.
Linda Shirvanian(59)	100,000	*	100,000	—	*
23 Corporate Plaza #247 Newport Beach, CA 92660
Precept Capital Master Fund, GP(60)	99,700	*	96,000	3,700	*
100 Crescent Court #850 Dallas, TX 75201
J.A. Elkins, Jr.(61)	92,500	*	90,000	2,500	*
1166 First City Tower 1001 Fannin Houston, TX 77002
Pequot Navigator Onshore Fund, L.P.(62)	85,200	*	85,200	—	*
c/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880
Michael Mitchell(63)	85,000	*	30,000	55,000	*
200 East 69th Street, Apt. 9-B New York, NY 10021

				Common Shares
	Common Shares Beneficially			Beneficially Owned After
	Owned Prior to Offering			Offering

		Percent of	Common		Percent of
		Outstanding	Shares Being		Outstanding
Name of Holder	Number	Shares	Offered	Number	Shares(1)

Luke Drury(64)	83,220	*	12,000	71,220	*
2910 Shirewood Lane Houston, TX 77082
IRA FBO Anthony Jacobs Pershing LLC as Custodian Rollover Account(65)	78,000	*	78,000	—	*
c/o Anthony S. Jacobs 95 Dell Place Glencoe, IL 60022
David Feals(66)	72,870	*	72,870	—	*
236 Gosport Road Portsmouth, NH 03801
Luther Edward Creel, III	67,500	*	67,500	—	*
8235 Douglas Avenue, Suite 1100 Dallas, TX 75225
Don & Julie Weir, Ten In Com(67)	67,000	*	17,000	50,000	*
c/o Don Weir 303 Green Belt Houston, TX 77079-6411
The Estate of John Drury(68)	64,010	*	22,500	41,510	*
c/o Don A. Sanders 109 Timberwilde Houston, TX 77024-6947
Mercator Momentum Fund III, LP(69)	61,818	*	61,818	—	*
555 South Flower Street, Suite 4500 Los Angeles, CA 90071
Westwind Interests Ltd.(70)	60,000	*	60,000	—	*
c/o Michael Martin 4400 Post Oak Parkway, 4th Floor Houston, TX 77027
Bruce Slovin(71)	55,000	*	30,000	25,000	*
42 East 65th Street New York, NY 10021
Titus Harris, Jr.(72)	48,000	*	48,000	—	*
1204 Potomac Houston, TX 77057
Sam W. Humphreys(73)	48,000	*	48,000	—	*
13 Kensington Gate London, England W85 NA
Mercator Momentum Fund, LP(74)	45,455	*	45,455	—	*
555 South Flower Street, Suite 4500 Los Angeles, CA 90071
Leo D’Addario	43,802	*	30,000	13,802	*
8810 Joliot Curie Montreal, QC H1E 5E5

				Common Shares
	Common Shares Beneficially			Beneficially Owned After
	Owned Prior to Offering			Offering

		Percent of	Common		Percent of
		Outstanding	Shares Being		Outstanding
Name of Holder	Number	Shares	Offered	Number	Shares(1)

Brady Inc. Profit Sharing Plan & Trust(75)	41,000	*	36,000	5,000	*
c/o Thomas Brady and Mr. Daniel Brady 3414 Persimmon Houston, TX 77093-8453
Ronald Lawrence Sussman	40,500	*	40,500	—	*
8235 Douglas Avenue, Suite 1100 Dallas, TX 75225
Bernard C. Byrd, Jr. Trust(76)	40,400	*	40,400	—	*
c/o Bernard C. Byrd Jr 1924 Craigmore Drive Charlotte, NC 28226
Highland Holdings, Inc.(77)	40,000	*	40,000	—	*
15301 Spectrum Drive, Suite 390 Addison, TX 75001
John L. Nau III & Barbara Nau JT TEN(78)	40,000	*	40,000	—	*
3217 Del Monte Houston, TX 77019
Bruce R. McMaken(79)	39,853	*	8,400	31,453	*
2235 Bissonnet Houston, TX 77005
Brian Kuhn(80)	38,400	*	38,400	—	*
3168 Mockingbird Knoll La Verne, CA 91750-2368
Matthew Drury(81)	38,220	*	12,000	26,220	*
75 Hibury Drive Houston, TX 77024-7124
Jacques Plante	37,000	*	31,000	6,000	*
348 Keroack St. Bruno, QC J3V 5S1
Cornelious Durkin	35,840	*	35,840	—	*
1120 Bloomfield Avenue P.O. Box 1289 West Caldwell, N.J. 07007-1289
Elizabeth Durkin	35,840	*	35,840	—	*
1120 Bloomfield Avenue P.O. Box 1289 West Caldwell, N.J. 07007-1289
Murphy Durkin	35,840	*	35,840	—	*
1120 Bloomfield Avenue P.O. Box 1289 West Caldwell, N.J. 07007-1289
Dewey Investment Partnership Ltd./A.C. Dewey & Company(82)	32,400	*	32,400	—	*
c/o Andrew Dewey P.O. Box 3136 Incline Village, NV 89450-3136

				Common Shares
	Common Shares Beneficially			Beneficially Owned After
	Owned Prior to Offering			Offering

		Percent of	Common		Percent of
		Outstanding	Shares Being		Outstanding
Name of Holder	Number	Shares	Offered	Number	Shares(1)

Ronald D. Lossett(83)	32,400	*	32,400	—	*
6 East Sunset Drive South Redlands, CA 92373-7110
Robert J. Zappia(84)	32,400	*	32,400	—	*
38000 East Sunset Drive South Redlands, CA 92373-7448
Don Weir(85)	32,000	*	30,000	2,000	*
303 Green Belt Houston, TX 77079-6411
Jean-Marc Benoit	31,500	*	30,000	1,500	*
220 25th Avenue Ste-Anne De Sabrevois, QC, J0J 2J0
Julie Brosseau	30,000	*	30,000	—	*
230 De Bayeux Boucherville, QC J4B 7T9
Andre Marier	30,000	*	30,000	—	*
853 Chemin Du Borde De L’Eau Ste. Dorothee, Laval, QC H7Y 1A1
Tony Porrello	30,000	*	30,000	—	*
30 Berlioz, Suite 100 Ile Des Soeurs, QC H3E 1L3
Maurice Trudeau	30,000	*	30,000	—	*
1440 Rene-Gaultier Varennes, QC J3X 1W5
Dror Zadok(86)	30,000	*	30,000	—	*
1749 Post Oak Blvd Houston, TX 77056
Weldon Leslie Moore, III	27,000	*	27,000	—	*
8235 Douglas Avenue, Suite 1100 Dallas, TX 75225
Laurette Ainscow	25,000	*	25,000	—	*
9195 Rouyn Brossard Quebec J4X 2T5
Karen Anthony	25,000	*	25,000	—	*
5025 Des Grands Coteaux St. Mathieu De Beloeil, QC J3G 2C9
Guy Brissette	25,000	*	25,000	—	*
2710 Richelieu Beloeil, QC J3G 2C9
Andre Delisle	25,000	*	25,000	—	*
2550 Arpin Brossard, QC J4Z 3B1
Claude Germain	25,000	*	25,000	—	*
1031 Riverview Otterburn Park, QC J3H 1Z2
Dawn Marie Meredith	25,000	*	25,000	—	*
333 NE 26th Avenue Portland, OR 97212

				Common Shares
	Common Shares Beneficially			Beneficially Owned After
	Owned Prior to Offering			Offering

		Percent of	Common		Percent of
		Outstanding	Shares Being		Outstanding
Name of Holder	Number	Shares	Offered	Number	Shares(1)

Jason Dean Meredith	25,000	*	25,000	—	*
505 14th Avenue East #207 Seattle, WA 98112
Lilianne Rémillard	25,000	*	25,000	—	*
8840 Rouyn Brossard, QC J4X 2T9
Micheline Rémillard	25,000	*	25,000	—	*
935 Mainville St. Hubert, QC J3Y 8B2
Helene Wong	25,000	*	25,000	—	*
805 Cournoyer St. Hilaire, QC J3H 5M5
FBO Family Trust UAD 07-21-87(87)	24,000	*	24,000	—	*
c/o Randall C. Fower and Ms. Karen Fowler, Trustees, 210 Yerba Buena Avenue Los Altos, CA 94022-2200
Sue M. Harris — separate property(88)	24,000	*	24,000	—	*
1204 Potomac Houston, TX 77057-1920
LAD Investments(89)	24,000	*	24,000	—	*
c/o Leonard Olin 345 Marilyn Place Atlanta, GA 30342
Paula L. Santoski — separate property(90)	24,000	*	24,000	—	*
3438 Chevy Chase Houston, TX 77019
Sharon Perry Wise(91)	24,000	*	24,000	—	*
278 Maple Valley Road Houston, TX 77056-1010
David Towery(92)	22,416	*	12,000	10,416	*
3518 Travis, Suite 200 Houston, TX 77002-9542
HRAmerica Inc.(93)	22,000	*	22,000	—	*
c/o Bernard C. Byrd Jr. 1924 Craigmore Drive Charlotte, NC 28226
Marx Family Trust Dtd.(94)	20,000	*	20,000	—	*
c/o Melville Marx 3525 Ralston Avenue Hillsborough, CA 94010-6731
B.L. Corley, Jr.(95)	19,200	*	19,200	—	*
3800 Tevino Drive Round Rock, TX 78664

				Common Shares
	Common Shares Beneficially			Beneficially Owned After
	Owned Prior to Offering			Offering

		Percent of	Common		Percent of
		Outstanding	Shares Being		Outstanding
Name of Holder	Number	Shares	Offered	Number	Shares(1)

IRA FBO John Unger Pershing LLC as Custodian Rollover Account(96)	19,000	*	18,000	1,000	*
c/o John Unger 816 Kimpling Houston, TX 77006-4313
Frank Ward, Jr.(97)	18,750	*	18,750	—	*
4 Rucci Court Burr Ridge, IL 60521
Frank Ward, Sr.(98)	18,750	*	18,750	—	*
6500 Hillcrest Burr Ridge, IL 60521
George Ward(99)	18,750	*	18,750	—	*
One Ridge Farm Road, Burr Ridge, IL 60521
IRA FBO Arlene Kuhn/Pershing LLC as Custodian/Roth Account(100)	18,000	*	18,000	—	*
c/o Arlene Kuhn 3168 Mockingbird Knoll La Verne, CA 91750-2368
IRA FBO Gerald Kissner Pershing LLC as Custodian(101)	17,500	*	12,000	5,500	*
c/o Gerald Kissner 1719 Cottage Landing Houston, TX 77077-1924
Jacques Bouchard	15,000	*	15,000	—	*
954 Chopin Repentigny, QC J5Y 3T4
Suzanne Lavoie	15,000	*	15,000	—	*
636 Ruisseau Nord St. Mathieu De Beloeil, QC
Georges Antoun & Martha Antoun Ten Com(102)	12,000	*	12,000	—	*
2716 Sylvan Way McKinney, TX 75070
Thomas Asarch & Barbara Asarch Ten Com(103)	12,000	*	12,000	—	*
5103 Glenmeadow Drive Houston, TX 77096
Todd Asarch(104)	12,000	*	12,000	—	*
2230 Towne Lane Parkway Building 1100, Suite 100 Woodstock, GA 30189
Atlantis Software Company Employee Profit Sharing Plan(105)	12,000	*	12,000	—	*
c/o Rune Medhus Sharing Plan 3100 Chase Tower Houston, TX 77002

				Common Shares
	Common Shares Beneficially			Beneficially Owned After
	Owned Prior to Offering			Offering

		Percent of	Common		Percent of
		Outstanding	Shares Being		Outstanding
Name of Holder	Number	Shares	Offered	Number	Shares(1)

IRA FBO Don S. Cook Pershing LLC as Custodian Rollover Account(106)	12,000	*	12,000	—	*
c/o Don S. Cook 1210 Pecan Ridge Lane Sealy, TX 77474
Nancy L. Farley — separate property(107)	12,000	*	12,000	—	*
11325 Woodmar Lane, NE Albuquerque, NM 87111-6512
Lawrence E. Glenn & Louise Glenn JTWROS(108)	12,000	*	12,000	—	*
2727 Allen Parkway Suite 1700 Houston, TX 77019
Dr. William Grose Agency(109)	12,000	*	12,000	—	*
c/o William Grose 4131 Raven River Road Houston, TX 77059-5559
Joseph James Judkins III & Jennifer Judkins TenCom(110)	12,000	*	12,000	—	*
928 Electra Street Lakeway, TX 78734-4237
Robert Larry Kinney(111)	12,000	*	12,000	—	*
122 Tradd Street Charleston, SC 29401-2420
Gregory Selig Lewis(112)	12,000	*	12,000	—	*
6110 Heards Creek Drive Atlanta, GA 30328
Laura Susan Moore(113)	12,000	*	12,000	—	*
7706 S. Homers Court Drive Houston, TX 77055-6868
Anned Muse(114)	12,000	*	12,000	—	*
183 Litchfield Houston, TX 77027-6029
Ned Charles Muse & Margaret B Haak- Muse JT Ten(115)	12,000	*	12,000	—	*
200 Rusk Pittsburg, TX 75686
Scott T. O’Keefe(116)	12,000	*	12,000	—	*
14350 Carolcrest Houston, TX 77079-6608
Lenny Olin(117)	12,000	*	12,000	—	*
345 Marilyn Place Atlanta, GA 30342
RJS Jr. Pls 1992 Trust FBO(118)	12,000	*	12,000	—	*
c/o Paula L. Santoski 3438 Chevy Chase Houston, TX 77019

				Common Shares
	Common Shares Beneficially			Beneficially Owned After
	Owned Prior to Offering			Offering

		Percent of	Common		Percent of
		Outstanding	Shares Being		Outstanding
Name of Holder	Number	Shares	Offered	Number	Shares(1)

Searing Ltd.(119)	12,000	*	12,000	—	*
c/o Scott Brown 13306 Tosca Lane Houston, TX 77079-7121
Blake Selig(120)	12,000	*	12,000	—	*
1100 Spring Street Suite 5500 Atlanta, GA 30309
David Shapiro(121)	12,000	*	12,000	—	*
7660 Beverly Blvd Suite 441 Los Angeles, CA 90036
SLF PLS 1988 Trust FBO(122)	12,000	*	12,000	—	*
c/o Paula L. Santoski 3438 Chevy Chase Houston, TX 77019
Emily Harris Todd & Christopher Neal Todd Ten Com(123)	12,000	*	12,000	—	*
10742 Lennox Land Dallas, TX 75229-5418
Vincent Vazquez — sole and separate property(124)	12,000	*	12,000	—	*
5 Buckingham Court Houston, TX 77024
Walter T. Weathers Jr. & Allyson N. Weathers TenCom(125)	12,000	*	12,000	—	*
500 Dallas, Suite 3020 Houston, TX 77002
Robert Wilensky(126)	12,000	*	12,000	—	*
975 Manchester Place Atlanta, GA 30328
Lawrence A. and Deborah W. Young JTWROS(127)	12,000	*	12,000	—	*
1303 Ambergate Houston, TX 77077-2520
John H. Gray(128)	10,000	*	10,000	—	*
2907 Kings Forest Drive Kingwood, TX 77339
Crestview Capital Offshore Fund, Inc.(129)	9,600	*	9,600	—	*
c/o Richard Levy 95 Revere Drive Suite F Northbrook, IL 60062
IRA FBO Charlie R. Epps Pershing LLC as Custodian(130)	8,400	*	8,400	—	*
c/o Charlie R. Epps 166 Warrenton Drive Houston, TX 77024-6243

				Common Shares
	Common Shares Beneficially			Beneficially Owned After
	Owned Prior to Offering			Offering

		Percent of	Common		Percent of
		Outstanding	Shares Being		Outstanding
Name of Holder	Number	Shares	Offered	Number	Shares(1)

Scott S. Brown(131)	2,400	*	2,400	—	*
13306 Tosca Lane Houston, TX 77079-7121
Cynthia B. Darraugh Residuary Trust(132)	1,200	*	1,200	—	*
c/o Scott Brown 13306 Tosca Lane Houston, TX 77079-7121
Victoria B. Parker Residuary Trust(133)	1,200	*	1,200	—	*
c/o Scott Brown 13306 Tosca Lane Houston, TX 77079-7121
Markell B. Rowe Residuary Trust(134)	1,200	*	1,200	—	*
209 Forest Hills, #101 Rockport, TX 78382-6930

	62,245,494	83.71%	56,486,746	5,758,748	7.74%

    *     = less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power and/or dispositive power with respect to securities and a person who owns options and warrants exercisable within 60 days is treated as a beneficial owner of those securities. Includes 28,146,333 common shares issued on the conversion of 28,146,333 Series 1 Preferred Shares upon shareholder approval obtained on December 16, 2003.

(2)	The shareholders of Westbury (Bermuda) Ltd. are Robert Martyn, Gary DeGroote and Rick Burdick, as Trustees of the Westbury Trust. Robert Martyn, Gary DeGroote, and Rick Burdick as Trustees of the Westbury Trust have the power to direct the voting and disposition of the securities held by Westbury (Bermuda) Ltd. The beneficiaries of Westbury Trust include Gary DeGroote, Michael G. DeGroote, and all children of Michael G. DeGroote. Includes all shares transferred by Michael G. DeGroote. Includes 14,916,667 common shares issued upon conversion of the Series 1 Preferred Shares and 2,358,333 common shares issuable upon the exercise of warrants. Gary DeGroote currently serves as a director of the Company.

(3)	Bruce McMaken is the President and manager of SMH CERI II, LLC. Bruce McMaken has voting and dispositive power over the shares owned by SMH CERI II, LLC and therefore may be deemed to be the beneficial owner of such shares.

(4)	Gary DeGroote is the controlling shareholder and sole director of GWD Management Inc. and is deemed to beneficially own the shares owned by such entity. Gary DeGroote currently serves as a director of the Company. Does not include 40,000 options exercisable within 60 days which Gary DeGroote beneficially owns.

(5)	David Sutherland-Yoest is the sole director and shareholder of D.S.Y. Investments Ltd. and is deemed to beneficially own the shares owned by such entity. David Sutherland-Yoest is the Chairman of the Board and the Chief Executive Officer of the Company.

(6)	This selling shareholder is an affiliate of a broker-dealer. The general partner of Environmental Opportunities Fund II (Institutional), L.P. is EOF II Mgt. Co. LLC. The members of EOF II Mgt. Co. LLC are Sanders Morris Harris Inc., a subsidiary of Sanders Harris Morris Group Inc., Kenneth Leung, and Bruce McMaken. The member of EOF II Mgt. Co. LLC that has power to direct the voting and disposition of securities held by such entity is Sanders Morris Harris Inc., a subsidiary of Sanders Harris Morris Group Inc.

(7)	The shareholders of GWD Limited are Robert Martyn and James Watt as Trustees of the GWD Trust. Robert Martyn and James Watt as Trustees of the GWD Trust have the power to direct the voting and disposition of the securities held by GWD Limited. Gary DeGroote and his children are the beneficiaries of GWD Trust. Includes 1,562,500 common shares issued upon conversion of the Series 1 Preferred Shares and 281,250 common shares issuable upon the exercise of warrants. Gary DeGroote currently serves as a director of the Company.

(8)	David Sutherland-Yoest is the Chairman of the Board and the Chief Executive Officer of the Company. Includes 1,000,000 common shares issuable upon the exercise of warrants, 670,000 of which are currently exercisable. Does not include 500,000 common shares owned by David Sutherland-Yoest’s wife, Sherry Sutherland-Yoest and 265,200 common shares owned by David Sutherland-Yoest’s daughter, Christina Sutherland-Yoest which David Sutherland-Yoest may be deemed to beneficially own. David Sutherland-Yoest disclaims beneficial ownership with respect to the shares owned by his wife and his daughter.

(9)	The beneficial owner of the securities held by Kevin F. Flynn June 1992 Non-exempt Trust is Kevin F. Flynn. Includes 333,333 common shares issued upon conversion of the Series 1 Preferred Shares and 66,667 common shares issuable upon the exercise of warrants.

(10)	Lucien Rémillard is the controlling shareholder of Historia Investments Inc. and is deemed to beneficially own the shares owned by such entity. Lucien Rémillard currently serves as a director of the Company. Does not include 40,000 options exercisable within 60 days which Lucien Rémillard may be deemed to beneficially own.

(11)	Lucien Rémillard is indirectly the controlling shareholder of The Victoria Bank (Barbados) Incorporated, and is deemed to beneficially own the shares owned by such entity. Lucien Rémillard currently serves as a director of the Company. Does not include 40,000 options exercisable within 60 days which Lucien Rémillard beneficially owns.

(12)	The general partner of CERI ACP II Limited Partners, LP is Argentum Investments, LLC. The Managing Members of Argentum Investments, LLC are Daniel Raynor and Walter H. Barandiaran.

(13)	Sam Israel III has power to direct the voting and disposition of securities held by Bayou Superfund LLC. Includes 1,150,334 common shares issued upon conversion of the Series 1 Preferred Shares and 230,067 common shares issuable upon the exercise of warrants.

(14)	The general partner of Connecticut Capital Assoc. L.P. is Connecticut Capital Management, L.P. Joseph Howard Coale and Lauren B. Coale have power to direct the voting and disposition of securities held by such entity. Includes 1,000,000 common shares issued upon conversion of the Series 1 Preferred Shares and 200,000 common shares issuable upon the exercise of warrants.

(15)	The beneficiaries of the securities held by Vantage Finance Company are the issue of John F. Eulich. Includes 1,000,000 common shares issued upon conversion of the Series 1 Preferred Shares and 200,000 common shares issuable upon the exercise of warrants.

(16)	Don A. Sanders is a director of the Company. Does not include 40,000 options exercisable within 60 days which Don A. Sanders beneficially owns.

(17)	R. John (Jack) Lawrence has the power to direct the voting and disposition of securities held by the Lawrence Venture Fund. R. John (Jack) Lawrence is a director of the Company. Includes 812,500 common shares issued upon conversion of the Series 1 Preferred Shares and 146,250 common shares issuable upon the exercise of warrants.

(18)	The general partner of Pequot Scout Fund, L.P. is Pequot Capital Management, Inc. Arthur Samberg has power to direct the voting and disposition of securities held by Pequot Capital Management Inc. Includes 533,000 common shares issued upon conversion of the Series 1 Preferred Shares and 106,600 common shares issuable upon the exercise of warrants.

(19)	This selling shareholder is an affiliate of a broker-dealer. The general partner of Sanders Opportunity Fund (Institutional) L.P. is SOF Management Co., LLC. The members of SOF Management Co., LLC are Sanders Morris Harris Inc., a subsidiary of Sanders Harris Morris Group Inc., and Don A. Sanders. The member of SOF Management Co., LLC that has power to direct the voting and disposition of securities held by such entity is Sanders Morris Harris Inc., a subsidiary of Sanders Harris Morris Group Inc. Includes 268,236 common shares issued upon conversion of the Series 1 Preferred Shares and 53,647 common shares issuable upon the exercise of warrants.

(20)	Includes 70,000 common shares issued upon conversion of the Series 1 Preferred Shares and 14,000 common shares issuable upon the exercise of warrants.

(21)	The general partners of Atlas Capital Master Fund, L.P. are Atlas Capital Offshore Fund, Ltd., and Atlas Capital, L.P. The shareholder of Atlas Capital Offshore Fund, Ltd. that has power to direct the voting and disposition of securities held by Atlas Capital Offshore Fund, Ltd. is Robert H. Alpert. The general partner of Atlas Capital, L.P. is Atlas Capital Management, L.P. The general partner of Atlas Capital Management, L.P. is RHA, Inc. The President of RHA, Inc. is Robert H. Alpert. Includes 506,667 common shares issued upon conversion of the Series 1 Preferred Shares and 101,333 common shares issuable upon the exercise of warrants.

(22)	Includes 372,000 common shares issued upon conversion of the Series 1 Preferred Shares and 74,400 common shares issuable upon the exercise of warrants.

(23)	This selling shareholder is an affiliate of a broker-dealer. The general partner of Environmental Opportunities Fund II, L.P. is EOF II Mgt. Co. LLC. The members of EOF II Mgt. Co. LLC are Sanders Morris Harris Inc., a subsidiary of Sanders Harris Morris Group Inc., Kenneth Leung, and Bruce McMaken. The member of EOF II Mgt. Co. LLC that has power to direct the voting and disposition of securities held by such entity is Sanders Morris Harris Inc., a subsidiary of Sanders Harris Morris Group Inc.

(24)	Does not include the shares beneficially owned by her husband, David Sutherland-Yoest, which Sherry Sutherland-Yoest may be deemed to beneficially own pursuant to rules of the SEC and which are separately listed above.

(25)	The shareholder of XML Limited who has power to direct the voting and disposition of securities held by XML Limited is Jacqueline MacLellan. Includes 500,000 common shares issuable upon the exercise of warrants.

(26)	The general partner of Mercator Focus Fund, LP is Mercator Advisory Group LLC. David Firestone has power to direct the voting and disposition of securities held by Mercator Advisory Group LLC. Includes 410,606 common shares issued upon conversion of the Series 1 Preferred Shares and 82,121 common shares issuable upon the exercise of warrants.

(27)	Includes 200,000 common shares issued upon conversion of the Series 1 Preferred Shares and 40,000 common shares issuable upon the exercise of warrants.

(28)	The general partner of Bonanza Master Fund, Ltd. is Bonanza Capital, Ltd. The shareholder of Bonanza Capital, Ltd. is Bernay Box & Co., Inc. The shareholder of Bernay Box & Co., Inc. is Bernay Box. The shareholders that have power to direct the voting and disposition of securities held by Bonanza Capital, Ltd. are Bonanza Master Fund, Ltd., Bonanza Capital Ltd., Bernay Box & Co., and Bernay Box. Includes 300,000 common shares issued upon conversion of the Series 1 Preferred Shares and 60,000 common shares issuable upon the exercise of warrants.

(29)	The general partner of Crestview Capital Fund II, L.P. is Kingsport Capital Partners LLC. Richard Levy and Stewart Flink have power to direct the voting and disposition of securities held by Kingsport Capital Partners LLC. Includes 250,000 common shares issued upon conversion of the Series 1 Preferred Shares and 50,000 common shares issuable upon the exercise of warrants.

(30)	Sam Israel III has power to direct the voting and disposition of securities held by Bayou No Leverage Fund LLC. Includes 237,667 common shares issued upon conversion of the Series 1 Preferred Shares and 47,533 common shares issuable upon the exercise of warrants.

(31)	Arthur Samberg has power to direct the voting and disposition of securities held by Pequot Navigator Offshore Fund, Inc. Includes 229,000 common shares issued upon conversion of the Series 1 Preferred Shares and 45,800 common shares issuable upon the exercise of warrants.

(32)	Don A. Sanders has power to direct the voting and disposition of securities held by Lakefront Partners Ltd. Includes 200,000 common shares issued upon conversion of the Series 1 Preferred Shares. Does not include 40,000 options exercisable within 60 days that Don A. Sanders beneficially owns. Don A. Sanders serves as a director of the Company.

(33)	Kris Creeden and Kevin Creeden have power to direct the voting and disposition of securities held by C & W Logistics, Inc. Includes 200,000 common shares issued upon conversion of the Series 1 Preferred Shares and 40,000 common shares issuable upon the exercise of warrants.

(34)	Sam Israel III has power to direct the voting and disposition of securities held by Bayou Accredited Fund LLC. Includes 194,166 common shares issued upon conversion of the Series 1 Preferred Shares and 38,833 common shares issuable upon the exercise of warrants.

(35)	This selling shareholder is an affiliate of a broker-dealer. The general partner of Sanders Opportunity Fund, L.P. is SOF Management Co., LLC. The members of SOF Management Co., LLC are Sanders Morris Harris Inc., a subsidiary of Sanders Harris Morris Group Inc., and Don A. Sanders. The member of SOF Management Co., LLC that has power to direct the voting and disposition of securities held by such entity is Sanders Morris Harris Inc., a subsidiary of Sanders Harris Morris Group Inc. Includes 101,764 common shares issued upon conversion of the Series 1 Preferred Shares and 20,353 common shares issuable upon the exercise of warrants.

(36)	Includes 70,000 common shares issued upon conversion of the Series 1 Preferred Shares and 14,000 common shares issuable upon the exercise of warrants.

(37)	Don A. Sanders or Sanders II Investment Management LLC, an affiliate of Don A. Sanders, is the investment advisor for Sanders II Investments Ltd. and has the power to direct investments by Sanders II Investments Ltd. Don A. Sanders is a director of the Company.

(38)	Includes 150,000 common shares issuable upon the exercise of warrants.

(39)	Includes 166,667 common shares issued upon conversion of the Series 1 Preferred Shares and 33,333 common shares issuable upon the exercise of warrants.

(40)	Includes 166,666 common shares issued upon conversion of the Series 1 Preferred Shares and 33,333 common shares issuable upon the exercise of warrants.

(41)	The general partner of Atlas Capital (Q.P.) L.P. is Atlas Capital Management, L.P. The general partner of Atlas Capital Management, L.P. is RHA, Inc. The President of RHA, Inc. is Robert H. Alpert. Includes 160,000 common shares issued upon conversion of the Series 1 Preferred Shares and 32,000 common shares issuable upon the exercise of warrants.

(42)	This selling shareholder is a registered broker-dealer. David F. Dury has power to direct the voting and disposition of securities held by Option Opportunities Corp. Includes 150,000 common shares issued upon conversion of the Series 1 Preferred Shares and 30,000 common shares issuable upon the exercise of warrants.

(43)	Includes 30,000 common shares issued upon conversion of the Series 1 Preferred Shares and 6,000 common shares issuable upon the exercise of warrants.

(44)	Includes 70,000 common shares issued upon conversion of the Series 1 Preferred Shares and 14,000 common shares issuable upon the exercise of warrants.

(45)	R. John (Jack) Lawrence has power to direct the voting and disposition of securities held by Lawrence & Company Inc. R. John (Jack) Lawrence is a director of the Company. Includes 125,000 common shares issued upon conversion of the Series 1 Preferred Shares and 22,500 common shares issuable upon the exercise of warrants.

(46)	Includes 100,000 common shares issued upon conversion of the Series 1 Preferred Shares and 20,000 common shares issuable upon the exercise of warrants.

(47)	Includes 100,000 common shares issued upon conversion of the Series 1 Preferred Shares and 20,000 common shares issuable upon the exercise of warrants.

(48)	William P. Hulligan currently serves as the Executive Vice President, North American Operations of the Company. Includes 100,000 common shares issued upon conversion of the Series 1 Preferred Shares and 20,000 common shares issuable upon the exercise of warrants.

(49)	Matthew G. Stuller, Sr. has power to direct the voting and disposition of securities held by Platinum Business Investment Company, Ltd. Includes 100,000 common shares issued upon conversion of the Series 1 Preferred Shares and 20,000 common shares issuable upon the exercise of warrants.

(50)	Donald F. Moorehead and Shelley B. Moorehead have power to direct the voting and disposition of securities held by the Donald F. Moorehead and Shelley B. Moorehead Charitable Trust.

(51)	Includes 100,000 common shares issued upon conversion of the Series 1 Preferred Shares and 20,000 common shares issuable upon the exercise of warrants.

(52)	Larry D. Henk is the President and Chief Operating Officer of the Company. Includes 100,000 common shares issued upon conversion of the Series 1 Preferred Shares and 20,000 common shares issuable upon the exercise of warrants.

(53)	Includes 100,000 common shares issued upon conversion of the Series 1 Preferred Shares and 20,000 common shares issuable upon the exercise of warrants.

(54)	Includes 50,000 common shares issued upon conversion of the Series 1 Preferred Shares and 10,000 common shares issuable upon the exercise of warrants.

(55)	Includes 70,000 common shares issued upon conversion of the Series 1 Preferred Shares and 14,000 common shares issuable upon the exercise of warrants.

(56)	The beneficial owners of the securities held by the Rosen Family Trust are Albert L. and Rita Rosen. The trustees of the Rosen Family Trust who have power to direct the voting and disposition of securities held by the Rosen Family Trust are Albert L. and Rita Rosen. Includes 25,000 common shares issued upon conversion of the Series 1 Preferred Shares and 5,000 common shares issuable upon the exercise of warrants.

(57)	Sam Israel III has power to direct the voting and disposition of securities held by Bayou Affiliates Fund LLC. Includes 84,500 common shares issued upon conversion of the Series 1 Preferred Shares and 16,900 common shares issuable upon the exercise of warrants.

(58)	Tara Walker has power to direct the voting and disposition of securities held by SF Condo Limited and is the beneficial owner of such shares.

(59)	Includes 83,333 common shares issued upon conversion of the Series 1 Preferred Shares and 16,667 common shares issuable upon the exercise of warrants.

(60)	The member of Precept Capital Master Fund, G.P. that has power to direct the voting and disposition of securities held by Precept Capital Master Fund, G.P. is Precept Capital Management, L.P., by its general partner, Precept Management, LLC, by D. Blair Baker. Includes 80,000 common shares issued upon conversion of the Series 1 Preferred Shares and 16,000 common shares issuable upon the exercise of warrants.

(61)	Includes 75,000 common shares issued upon conversion of the Series 1 Preferred Shares and 15,000 common shares issuable upon the exercise of warrants.

(62)	The general partner of Pequot Navigator Onshore Fund, L.P. is Pequot Capital Management Inc. Arthur Samberg has power to direct the voting and disposition of securities held by Pequot Capital Management Inc. Includes 71,000 common shares issued upon conversion of the Series 1 Preferred Shares and 14,200 common shares issuable upon the exercise of warrants.

(63)	Includes 25,000 common shares issued upon conversion of the Series 1 Preferred Shares and 5,000 common shares issuable upon the exercise of warrants.

(64)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(65)	Pershing LLC acts as Custodian and has the power to direct investments. The beneficial owner of the securities held by such entity is Anthony Jacobs. Includes 65,000 common shares issued upon conversion of the Series 1 Preferred Shares and 13,000 common shares issuable upon the exercise of warrants.

(66)	David Feals served as the Executive Vice President and Chief Financial Officer of the Company prior to August 15, 2003. Does not include 250,000 options exercisable within 60 days which David Feals beneficially owns.

(67)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(68)	Don A. Sanders is the Executor of the Estate of John Drury, and serves as a director of the Company.

(69)	The general partner of Mercator Momentum Fund III, LP is Mercator Advisory Group, LLC. David Firestone has power to direct the voting and disposition of securities held by Mercator Advisory Group LLC. Includes 51,515 common shares issued upon conversion of the Series 1 Preferred Shares and 10,303 common shares issuable upon the exercise of warrants.

(70)	Larry J. Martin has power to direct the voting and disposition of securities held by Westwind Interests Ltd. Includes 50,000 common shares issued upon conversion of the Series 1 Preferred Shares and 10,000 common shares issuable upon the exercise of warrants.

(71)	Includes 25,000 common shares issued upon conversion of the Series 1 Preferred Shares and 5,000 common shares issuable upon the exercise of warrants.

(72)	Includes 40,000 common shares issued upon conversion of the Series 1 Preferred Shares and 8,000 common shares issuable upon the exercise of warrants.

(73)	Includes 40,000 common shares issued upon conversion of the Series 1 Preferred Shares and 8,000 common shares issuable upon the exercise of warrants.

(74)	The general partner of Mercator Momentum Fund, LP is Mercator Advisory Group, LLC. David Firestone has power to direct the voting and disposition of securities held by Mercator Advisory Group, LLC. Includes 37,879 common shares issued upon conversion of the Series 1 Preferred Shares and 7,576 common shares issuable upon the exercise of warrants.

(75)	The members of Brady Inc. Profit Sharing Plan & Trust who have power to direct the voting and disposition of securities held by Brady Inc. Profit Sharing Plan & Trust are Thomas Brady and Daniel Brady. Includes 30,000 common shares issued upon conversion of the Series 1 Preferred Shares and 6,000 common shares issuable upon the exercise of warrants.

(76)	The beneficial owner of the securities held by the Bernard C. Byrd, Jr. Trust is Bernard C. Byrd, Jr. The trustee of the Bernard C. Byrd, Jr. Trust who has power to direct the voting and disposition of securities held by the Bernard C. Byrd, Jr. Trust is Bernard C. Byrd, Jr. Includes 33,667 common shares issued upon conversion of the Series 1 Preferred Shares and 6,733 common shares issuable upon the exercise of warrants.

(77)	The shareholder of Highland Holdings, Inc. that has power to direct the voting and disposition of securities held by Highland Holdings, Inc. is Moorehead Property Company, Ltd. The general partner of Moorehead Property Company, Ltd. is Shelley B. Moorehead. Does not include 1,925,000 common shares held by the husband of Shelley B. Moorehead, Donald F. Moorehead, Jr.

(78)	Includes 33,333 common shares issued upon conversion of the Series 1 Preferred Shares and 6,667 common shares issuable upon the exercise of warrants.

(79)	Includes 7,000 common shares issued upon conversion of the Series 1 Preferred Shares and 1,400 common shares issuable upon the exercise of warrants.

(80)	Includes 32,000 common shares issued upon conversion of the Series 1 Preferred Shares and 6,400 common shares issuable upon the exercise of warrants.

(81)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(82)	Andrew C. Dewey has power to direct the voting and disposition of securities held by Dewey Investment Partnership Ltd./A.C. Dewey & Company. Includes 27,000 common shares issued upon conversion of the Series 1 Preferred Shares and 5,400 common shares issuable upon the exercise of warrants.

(83)	Includes 27,000 common shares issued upon conversion of the Series 1 Preferred Shares and 5,400 common shares issuable upon the exercise of warrants.

(84)	Includes 27,000 common shares issued upon conversion of the Series 1 Preferred Shares and 5,400 common shares issuable upon the exercise of warrants.

(85)	Includes 25,000 common shares issued upon conversion of the Series 1 Preferred Shares and 5,000 common shares issuable upon the exercise of warrants.

(86)	Includes 25,000 common shares issued upon conversion of the Series 1 Preferred Shares and 5,000 common shares issuable upon the exercise of warrants.

(87)	The beneficial owners of the securities held by this trust are Randall C. Fowler and Karen D. Fowler. The trustees who have power to direct the voting and disposition of securities held by this trust are Randall C. Fowler and Karen D. Fowler. Includes 20,000 common shares issued upon conversion of the Series 1 Preferred Shares and 4,000 common shares issuable upon the exercise of warrants.

(88)	Includes 20,000 common shares issued upon conversion of the Series 1 Preferred Shares and 4,000 common shares issuable upon the exercise of warrants.

(89)	The general partners of LAD Investments are Leonard Olin, Ann Olin, and David Gordon. The shareholder of LAD Investments who has power to direct the voting and disposition of securities held by LAD Investments is Leonard Olin. Includes 20,000 common shares issued upon conversion of the Series 1 Preferred Shares and includes 4,000 common shares issuable upon the exercise of warrants.

(90)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(91)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(92)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(93)	Beneficial ownership of the securities is held by Bernard C. Byrd, P.W. Davis IV, P.W. David III, Heath R. Byrd and J. Carter. Bernard Byrd, Jr. has power to direct the voting and disposition of securities held by HRAmerica Inc. Includes 18,333 common shares issued upon conversion of the Series 1 Preferred Shares and 3,667 common shares issuable upon the exercise of warrants.

(94)	The beneficial owners of the securities held by the Marx Family Trust Dtd. are Melville Marx and Carol Marx. The trustees of the Marx Family Trust Dtd. who have power to direct the voting and disposition of securities held by the Marx Family Trust Dtd. are Melville Marx and Carol Marx. Includes 16,667 common shares issued upon conversion of the Series 1 Preferred Shares and 3,333 common shares issuable upon the exercise of warrants.

(95)	Includes 16,000 common shares issued upon conversion of the Series 1 Preferred Shares and 3,200 common shares issuable upon the exercise of warrants.

(96)	Pershing LLC acts as Custodian and has the power to direct investments. The beneficial owner of the securities held by such entity is John Unger. Includes 15,000 common shares issued upon conversion of the Series 1 Preferred Shares and 3,000 common shares issuable upon the exercise of warrants.

(97)	Includes 18,750 common shares issuable upon the exercise of warrants.

(98)	Includes 18,750 common shares issuable upon the exercise of warrants.

(99)	Includes 18,750 common shares issuable upon the exercise of warrants.

(100)	Pershing LLC acts as Custodian and has the power to direct investments. The beneficial owner of the securities held by such entity is Arlene Kuhn. Includes 15,000 common shares issued upon conversion of the Series 1 Preferred Shares and 3,000 common shares issuable upon the exercise of warrants.

(101)	Pershing LLC acts as Custodian and has the power to direct investments. The beneficial owner of the securities held by such entity is Gerald Kissner. Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(102)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(103)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(104)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(105)	The beneficial owners of the securities held by the Atlantis Software Company Employee Profit Sharing Plan are Rune Medhus and Elisa Medhus. The members of Atlantis Software Company Employee Profit Sharing Plan who have power to direct the voting and disposition of securities held by Atlantis Software Company Employee Profit Sharing Plan are Rune Medhus and Elisa Medhus. Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(106)	Pershing LLC acts as Custodian and has the power to direct investments. The beneficial owner of the securities held by such entity is Don S. Cook. Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(107)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(108)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(109)	The beneficial owner of the held securities and the member who has power to direct the voting and disposition of held securities is Dr. William Grose. Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(110)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(111)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(112)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(113)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(114)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(115)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(116)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(117)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(118)	The trustees of this trust who have power to direct the voting and disposition of securities held by the trust are Robert J. Santoski Jr. and Paula Santoski. Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(119)	The general partner of Searing Ltd. is Searing Management, LLC. The Manager of Searing Management, LLC is Scott S. Brown who has voting and dispositive control over the shares. The beneficial owners of the held securities are Scott Brown, Cynthia S. Brown, Robert G. Brown, Vicky B. Parker, Markell B. Rowe, and Cindi B. Leech. Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(120)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(121)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(122)	The trustees of this trust who have power to direct the voting and disposition of securities held by the trust are Samantha Leigh Santoski and Paula Santoski. The beneficial owner of the securities held by such trust is Samantha Leigh Santoski. Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(123)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(124)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(125)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(126)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(127)	Includes 10,000 common shares issued upon conversion of the Series 1 Preferred Shares and 2,000 common shares issuable upon the exercise of warrants.

(128)	Includes 8,333 common shares issued upon conversion of the Series 1 Preferred Shares and 1,667 common shares issuable upon the exercise of warrants.

(129)	Richard Levy and Stewart Flink have the power to direct the voting and disposition of securities. Includes 8,000 common shares issued upon conversion of the Series 1 Preferred Shares and 1,600 common shares issuable upon the exercise of warrants.

(130)	Pershing LLC acts as Custodian and has the power to direct investments. The beneficial owner of the securities held by such entity is Charlie R. Epps. Includes 7,000 common shares issued upon conversion of the Series 1 Preferred Shares and 1,400 common shares issuable upon the exercise of warrants.

(131)	Includes 2,000 common shares issued upon conversion of the Series 1 Preferred Shares and 400 common shares issuable upon the exercise of warrants.

(132)	The trustee of the Cynthia B. Darraugh Residuary Trust who has power to direct the voting and disposition of securities held by the Cynthia B. Darraugh Residuary Trust is Scott S. Brown. The beneficial owner of the securities held by such trust is Cynthia Brown Darraugh Leech. Includes 1,000 common shares issued upon conversion of the Series 1 Preferred Shares and 200 common shares issuable upon the exercise of warrants.

(133)	The trustee of the Victoria B. Parker Residuary Trust who has power to direct the voting and disposition of securities held by the Victoria B. Parker Residuary Trust is Scott S. Brown. The

beneficial owner of the securities held by such trust is Victoria B. Parker. Includes 1,000 common shares issued upon conversion of the Series 1 Preferred Shares and 200 common shares issuable upon the exercise of warrants.

(134)	The trustee of the Markell B. Rowe Residuary Trust who has power to direct the voting and disposition of securities held by the Markell B. Rowe Residuary Trust is Markell B. Rowe. Includes 1,000 common shares issued upon conversion of the Series 1 Preferred Shares and 200 common shares issued upon the exercise of warrants.

PLAN OF DISTRIBUTION

      The selling shareholders may offer and sell all or a portion of the shares covered by this prospectus from time to time in one or more transactions on the Nasdaq SmallCap Market or on any automated quotation system or national securities exchange on which the common shares may then be listed or traded, in the over-the-counter market, in negotiated transactions, through the writing of non-traded and exchange-traded call options, in hedging transactions and in settlement of other transactions in standardized or over-the-counter options, in connection with short sales, by pledge to secure obligations, or otherwise, at prices related to the then prevailing market price or at negotiated prices. The shares may be sold directly or through brokers or dealers.

      When we refer to selling shareholders in this section we are referring to the selling shareholders named in the table in the Selling Shareholders section of this prospectus and their pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus.

      In effecting sales, brokers and dealers engaged by selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of commissions, concessions or discounts from selling shareholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer’s commitment to such selling shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, or in negotiated transactions and, in connection with such resales, may receive compensation from the purchasers of such shares as described above.

      In connection with the distribution of the shares, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell the shares short and redeliver the shares to close out the short positions. The selling shareholders may also enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The selling shareholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the selling shareholders may enter into, from time to time, other types of hedging transactions.

      Option Opportunities Corp. is a registered broker-dealer and is therefore an “underwriter” within the meaning of the Securities Act. The other selling shareholders and any broker-dealers participating in a distribution of the shares pursuant to this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933. Any compensation received by a selling shareholder or a broker-dealer and any profit on the resale of shares sold by them while acting as principals may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Since selling shareholders may be deemed to be underwriters, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

      The selling shareholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, a prospectus supplement or post-effective amendment to the registration statement will be filed with the Securities and Exchange Commission to include any material information regarding the plan of distribution that is not included herein.

      We have advised the selling shareholders that the anti-manipulation rules promulgated under the Securities Exchange Act of 1934, including Regulation M, may apply to sales of the shares offered by the selling shareholders. Each selling shareholder has agreed that neither it nor any person acting on its behalf would engage in any transaction in violation of Regulation M.

      We will pay all costs relating to the registration of the shares, including registration and filing fees, the fees and expenses of compliance with state securities laws, printing expenses, and our legal and accounting fees. Any commissions or other fees payable to broker-dealers or underwriters in connection with any sale of the shares, and any legal fees of counsel to the selling shareholders, will be paid by the selling shareholders.

      The selling shareholders have agreed that, upon receipt by them of a notice from us that this prospectus needs to be amended or updated, they will cease making further sales of common shares under the registration statement of which this prospectus forms a part until they have received from us an amended or updated prospectus.

      The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common shares covered by this prospectus against liabilities, including liabilities arising under the Securities Act of 1933.

      Each selling shareholder has agreed to indemnify us, our directors and officers, any person or entity who controls us, any underwriter and any other selling shareholder against liabilities and expenses to which any of these persons or entities may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934 or other federal, state, Canadian or provincial securities laws arising out of or based upon the information set forth in the registration statement (including this prospectus) or any documents filed under state or provincial securities laws, if the liability arises out of information furnished in writing to us by the selling shareholder or someone acting on its behalf for use in connection with the preparation of the registration statement or other documents referred to above. In no event will the liability of any selling shareholder under the indemnity agreement described above exceed the aggregate net proceeds received by the selling shareholder in the offering, except in the event of fraud by the selling shareholder.

      We have agreed to indemnify each selling shareholder, its heirs, personal representatives and assigns, each of such selling shareholder’s officers, directors, partners, employees and affiliates, any person or entity who controls such selling shareholder, any underwriter and any other selling shareholder against liabilities and expenses to which any of these persons or entities may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934 or other federal, state, Canadian or provincial securities laws arising out of or based upon the information set forth in the registration statement (including this prospectus) or any documents filed under state or provincial securities laws, if the liability arises out of information furnished by us for use in connection with the preparation of the registration statement or other documents referred to above. In no event will our liability under the indemnity agreement described above apply to amounts paid in settlement of any such liability if such settlement is effected without our consent nor shall we be liable in any such case to a particular indemnified party for any such liability to the extent that it arises out of or is based upon a violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such indemnified party.

EXPENSES OF THE ISSUE

      Set forth below are expenses to be paid by us in connection with the issuance and distribution of the common shares being registered on behalf of the selling shareholders. All amounts shown are estimates except for the registration listing fees.

SEC Registration Fee	$26,459
Accounting fees and expenses	200,000
Legal fees and expenses	230,000
Printing and engraving expenses	80,000
Miscellaneous	10,000

Total	$546,459

LEGAL MATTERS

      The legality and validity of the common shares being offered by this prospectus is being passed upon by Blake, Cassels & Graydon LLP.

EXPERTS

      The consolidated financial statements of Capital Environmental Resource Inc. as of December 31, 2002 and 2001 and for the three years ended December 31, 2002 incorporated in this prospectus by reference to our Annual Report on Form 20-F/A for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP Toronto, Canada, independent auditors, given on the authority of said firm as experts in auditing and accounting.

      The combined financial statements of the North Central Florida District of Allied Waste Industries, Inc. as of December 31, 2002 and 2001 and for the three years ended December 31, 2002, incorporated in this prospectus by reference to our Report on Form 6-K/A dated January 20, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP Phoenix, Arizona, independent auditors, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Florida Recycling Services, Inc. as of December 31, 2002, 2001 and 2000 and for the three years ended December 31, 2002 incorporated in this prospectus by reference to our Report on Form 6-K/A dated January 20, 2004, have been so incorporated in reliance on the report of Shepard Schwartz & Harris LLP, independent auditors, given on the authority of such firm as experts in auditing and accounting.

INDEPENDENT AUDITORS

      In October 2003, we appointed BDO Dunwoody, LLP, Toronto, Ontario, as auditors, effective as of the fiscal year commencing January 1, 2003. PricewaterhouseCoopers LLP, Toronto, Canada, ceased being our auditors effective for the fiscal year commencing January 1, 2003.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual reports on Form 20-F, reports of foreign private issuer on Form 6-K and other information with the Securities and Exchange Commission, which we also refer to as the SEC. You may read and copy any of our SEC filings at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services. Some of our SEC filings are also available at the website maintained by the SEC at http://www.sec.gov.

      Our common shares are quoted on the Nasdaq SmallCap Market. You may inspect any periodic reports and other information we file with the Securities and Exchange Commission at the offices of the Nasdaq Stock Market, Inc., 9801 Washingtonian Blvd., Fifth Floor, Gaithersburg, MD 20878.

      As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934 which prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Securities Exchange Act of 1934.

      This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all the information contained in the registration statement. For further information about us and our common shares, you should read the registration statement and the exhibits filed with the registration statement.

INCORPORATION OF INFORMATION BY REFERENCE

      The Securities and Exchange Commission allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information in this document. This prospectus incorporates by reference the following documents that we have previously filed with the Securities and Exchange Commission:

(a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on July 15, 2003, and as amended by Amendment No. 1 and Amendment No. 2 to Annual Report on Form 20-F/A for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on November 28, 2003 and February 20, 2004, respectively;

(b) Our Reports of Foreign Private Issuer on Forms 6-K filed with the Securities and Exchange Commission on October 16, 2003, November 14, 2003, November 26, 2003, November 28, 2003 (two Forms 6-K), December 2, 2003, December 11, 2003, December 17, 2003 and January 5, 2004 and our Report of Foreign Private Issuer on Form 6-K/A filed with the Securities and Exchange Commission on January 20, 2004; and

(c) The description of our common shares contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 4, 1999.

      The documents listed above contain important information about us and our finances. The more detailed information contained in the Form 20-F/A, Forms 6-K and Form 6-K/A qualify this entire prospectus. Statements in this prospectus may modify or supersede statements in the Form 20-F/A, Forms 6-K and Form 6-K/A and therefore the modified or superseded part of the original statement is not part of this prospectus.

      We incorporate by reference into this prospectus all subsequent annual reports on Form 20-F, Form 40-F or Form 10-K and all subsequent filings by us on Form 10-Q and 8-K after the date of this prospectus and before we terminate this offering. We also may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus and before we terminate this offering that we identify in the Form 6-K as being incorporated into this registration statement. We may modify or supersede any statement in this prospectus by statements in documents we incorporate by reference after the date of this prospectus. When that happens, the modified or superseded part of the original statement is not part of this prospectus.

      You may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address: Capital Environmental Resource Inc., 1005 Skyview Drive, Burlington, Ontario, Canada L7P 5B1 Attention: General Counsel. Our telephone number is (905) 319-1237. Our web site address is http://www.capitalenvironmental.com. The information on our web site does not form a part of this prospectus.

56,486,746 Common Shares

Capital Environmental Resource Inc.

PROSPECTUS

February      , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

      Pursuant to the Business Corporations Act (Ontario), a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if:

(a) he or she acted honestly and in good faith with a view to the best interest of the corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

      Also, under the Business Corporations Act (Ontario), a corporation may, with the approval of the court, indemnify a person referred to in the preceding paragraph in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in paragraphs (a) and (b) above.

      Further, the Business Corporations Act (Ontario) provides that, despite anything noted above, a person referred to in the first paragraph is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity:

(i) was substantially successful on the merits in his or her defense of the action or proceeding; and

(ii) fulfils the conditions set out in paragraphs (a) and (b) above.

      Lastly, the Business Corporations Act (Ontario) provides that a corporation may purchase and maintain insurance for the benefit of any person referred to in the first paragraph against any liability incurred by the person:

(i) in his or her capacity as a director or officer of the corporation, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation; or

(ii) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation’s request, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

      The by-laws of Capital Environmental Resource Inc. (“the Company”) provide that the Company shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and the heirs and legal representatives of such person to the extent permitted by the Business Corporations Act (Ontario).

      The Company maintains a directors’ and officers’ liability insurance policy with a policy limit of $20.0 million that is subject to a $1.0 million deductible in respect of any claim. In addition, the Company is a co-insurer for up to 20% of the amount paid in respect of securities related claims. The policy provides protection to the Company’s directors and officers against liability incurred by them in their capacities as directors and officers of the Company and its subsidiaries.

Item 9.	Exhibits

Exhibit
Number		Description

4	.1*	Form of Common Share Certificate
5	.1*	Opinion of Blake, Cassels & Graydon LLP as to the legality of the common shares being registered hereby
23.1		Consent of Capital Environmental Resource Inc.’s former auditor — PricewaterhouseCoopers LLP, Toronto, Canada
23	.2*	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.3		Consent of Allied Waste Industries, Inc.’s auditor — PricewaterhouseCoopers LLP, Phoenix, Arizona
23.4		Consent of Florida Recycling Services, Inc.’s auditor — Shepard Schwartz & Harris LLP
24	.1*	Power of Attorney (included on signature page)

* Previously filed.

Item 10.	Undertakings

      The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 which are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted against the registrant by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has theretofore been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Ontario, on February 20, 2004.

CAPITAL ENVIRONMENTAL RESOURCE INC.

By:	/s/ DAVID SUTHERLAND-YOEST

David Sutherland-Yoest
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID SUTHERLAND-YOEST David Sutherland-Yoest	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Director)	February 20, 2004

/s/ RONALD L. RUBIN Ronald L. Rubin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 20, 2004

* George Boothe	Chief Accounting Officer (Principal Accounting Officer)	February 20, 2004

* Gary W. DeGroote	Director	February 20, 2004

* R. John Lawrence	Director	February 20, 2004

* George E. Matelich	Director	February 20, 2004

* Lucien Rémillard	Director	February 20, 2004

* Don A. Sanders	Director	February 20, 2004

* Stanley A. Sutherland	Director	February 20, 2004

Signature		Title	Date

/s/ RONALD L. RUBIN Ronald L. Rubin		Authorized Representative in the U.S.	February 20, 2004

*By:	/s/ RONALD L. RUBIN Ronald L. Rubin Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

4	.1*	Form of Common Share Certificate
5	.1*	Opinion of Blake, Cassels & Graydon LLP as to the legality of the common shares being registered hereby
23.1		Consent of Capital Environmental Resource Inc.’s former auditor — PricewaterhouseCoopers LLP, Toronto, Canada
23	.2*	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.3		Consent of Allied Waste Industries, Inc.’s auditor — PricewaterhouseCoopers LLP, Phoenix, Arizona
23.4		Consent of Florida Recycling Services, Inc.’s auditor — Shepard Schwartz & Harris LLP
24	.1*	Power of Attorney (included on signature page)

* Previously filed.